UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant                                ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SAREPTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

April 27, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc. (the “Company”), which will be held Tuesday, June 6, 2017, at 9:00 A.M., local time, at the Company’s headquarters, 215 First Street, Suite 110B, Cambridge, MA 02142, for the following purposes:

1.

to elect, as a Group II directors to hold office until the 2019 annual meeting of stockholders, or until their successors are earlier elected, the following nominees: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.	to hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;
4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2017; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Company’s board of directors (the “Board”) unanimously believes that election of its director nominees, approval, on an advisory basis, of the compensation of our named executive officers, approval, on an advisory basis, of the annual frequency of the advisory vote on executive compensation, and ratification of its selection of KPMG LLP as our independent registered public accounting firm are in our best interests and that of our stockholders, and, accordingly, recommends a vote FOR election of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers, for the “1 YEAR” option as the frequency of the advisory vote on executive compensation and FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments over the past year and respond to comments and questions of general interest to stockholders.

It is very important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Under the Company’s majority voting standard adopted by the Board in 2014, in uncontested elections, an incumbent director nominee who does not receive the majority of the votes cast by the shares of our common stock (“shares”) represented and entitled to vote at the annual meeting, is expected to tender his or her resignation. You may vote on the Internet, by telephone, or by completing and mailing a proxy card (if you received proxy materials by mail), or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials we have mailed to you, or the information forwarded by your bank, broker or other holder of record regarding each of these voting options. On behalf of the Board, I would like to express our appreciation for your support of the Company.

Sincerely,

Edward M. Kaye, M.D.

President and Chief Executive Offıcer

215 First Street

Suite 415

Cambridge, MA 02142

www.sarepta.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, June 6, 2017

To the Stockholders of Sarepta Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2017 annual meeting of stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., a Delaware corporation, will be held on Tuesday, June 6, 2017 at 9:00 A.M., local time, at the Company’s headquarters, 215 First Street, Suite 110B, Cambridge, MA 02142, for the following purposes:

1.

to elect, as Group II directors to hold office until the 2019 annual meeting of stockholders, or until their successors are earlier elected, the following nominee: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.	to hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;
4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2017; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The Board has fixed the close of business on April 11, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142, beginning on, or before, May 26, 2017 and continuing through the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, June 6, 2017: Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the Internet. You can access this proxy statement, our Annual Report to stockholders for the year ended December 31, 2016 and the Notice of Internet Availability of Proxy Materials at www.edocumentview.com/SRPT. In order to vote over the Internet you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail.

By Order of the Board of Directors,

David Tyronne Howton, Jr.

Senior Vice President, General Counsel and Corporate Secretary

Cambridge, MA

April 27, 2017

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (617) 274-4050 OR INVESTORS@SAREPTA.COM.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WE HAVE MAILED TO YOU, OR BY MAIL (IF YOU RECEIVED PROXY MATERIALS BY MAIL) IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

215 First Street

Suite 415 Cambridge, MA 02142

www.sarepta.com

PROXY STATEMENT FOR

THE SAREPTA THERAPEUTICS, INC. 2017 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) is soliciting your proxy to vote at the 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 6, 2017, at 9:00 A.M., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held at the Company’s Headquarters at 215 First Street, Suite 110B, Cambridge, MA 02142. This proxy statement, the accompanying proxy card, our Annual Report to stockholders for the year ended December 31, 2016 (the “Annual Report”) and the Notice of Internet Availability of Proxy Materials (the “Notice”) are being made available via the Internet on or about April 27, 2017, and, upon request, will be mailed to those stockholders entitled to vote at the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

Why am I Receiving These Materials?

The Company has made these proxy materials available to you on the Internet or, upon your request, has delivered print versions of these proxy materials to you by mail, in order to provide you with information regarding the matters on which you may vote at the Annual Meeting. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Can I Access the Materials on the Internet Instead of Receiving Paper Copies?

Yes, stockholders may access the proxy statement, the Annual Report and the Notice via the Internet and vote online at www.edocumentview.com/SRPT. On or about April 27, 2017, we mailed the Notice to stockholders of record as of the close of business on April 11, 2017 (the “Record Date”). We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials. You will not receive a printed copy of our proxy materials unless you request one. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials in the Notice. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of printing and mailing annual meeting materials.

Who Can Vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock, $0.0001 par value per share, as of the close of business on the Record Date. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares of Our Common Stock Outstanding and Quorum

As of the Record Date, 54,940,604 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. A majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, either the chairperson of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

Proxy Card and Revocation of Proxy

You may vote by the Internet, by telephone, or by mailing a printed copy of the proxy card (if you received proxy materials by mail). If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of the director nominees named in this proxy statement, (ii) in favor of the approval of the compensation of our named executive officers, (iii) in favor of the annual frequency of future advisory votes on executive compensation, and (iv) in favor of ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2017. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) sending to our corporate secretary at our principal executive office at 215 First Street, Suite 415, Cambridge, MA 02142, a written notice of revocation or duly executed proxy card, in either case bearing a later date, (ii) by submitting another properly completed proxy over the Internet, (iii) by telephone using the number provided on the Notice, or (iv) by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies delivered by mail must be delivered to our corporate secretary at our principal executive office at our Cambridge, Massachusetts address not later than 5:00 P.M., local time, on the business day prior to the day of the Annual Meeting.

If you are a beneficial owner of shares of our common stock (“shares”) registered in the name of a broker, bank or other nominee, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. You may also change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee. Please bring photo identification to aid in the ownership verification process.

Voting of Shares of Our Common Stock

Stockholders of record as of the Record Date are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. You may vote by:

•	attending the Annual Meeting and voting in person;
•	by proxy, via the Internet, as per the instructions in your Notice;

•	by proxy, via telephone, as per the instructions in the proxy card; or
•	by completing and mailing a printed proxy card (if you received proxy materials by mail).

The Internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on June 5, 2017. Stockholders who vote through the Internet or by telephone should be aware that they may incur costs such as access or usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card, or the form forwarded by your bank, broker or other holder of record by mail. All shares entitled to vote and represented by properly-executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

YOUR VOTE IS IMPORTANT.   Under the majority voting standard adopted by the Board in 2014, in uncontested elections, an incumbent director nominee who does not receive the majority of the votes cast by the shares represented and entitled to vote at the annual meeting is expected to tender his or her resignation.

Vote Required to Pass Each Proposal at the Annual Meeting

Proposal 1: Election of Sarepta Therapeutics, Inc. Directors.  In an uncontested election of directors where a quorum is present, each director nominee must receive the affirmative vote of a majority of the votes cast (whether in person or by proxy) by the shares represented and entitled to vote at the Annual Meeting to be elected as director, except as otherwise required by statute, the Company’s Certificate of Incorporation or Bylaws. Votes cast include votes “FOR” or “AGAINST” each nominee and exclude abstentions and broker non-votes. Under the Company’s Policy Statement on Majority Voting, a director who fails to obtain an affirmative vote “FOR” by the majority of votes cast will be required to tender his or her resignation and the Board or an authorized committee of the Board will determine whether to accept such resignation.

Proposal 2: Advisory Vote To Approve Named Executive Offıcer Compensation.  Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the compensation of our named executive officers. We value the opinions expressed by our stockholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal 3: Advisory Vote On Whether An Advisory Vote On Executive Compensation Should Be Held Every One, Two or Three Years. You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the frequency of an advisory vote on executive compensation. We value the opinions expressed by our stockholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether a particular frequency receives a majority or a plurality of the votes cast in this proposal. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm.  The votes cast in favor of this proposal must exceed the votes cast against for such a proposal to be approved. Abstentions will not have any effect on the voting results of this matter. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Counting of Votes

Proposals 1, 2, and 4: You may either vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals.

Proposal 3: You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.”

A representative of Computershare Trust Company, N.A., our transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the

Annual Meeting but not voted, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you are a stockholder of record and you sign the proxy card but do not specify how you want your shares to be voted, we will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis; therefore, no such matters may be brought to a vote at the Annual Meeting.

If on the Record Date you held shares of our common stock in an account with a brokerage firm, bank, or other nominee, you are considered a beneficial owner of those shares and hold such shares in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker “non-vote.”

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017 (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker “non-votes” are expected for Proposal 4.

The election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 2), and the advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years (Proposal 3) are matters considered non-routine under applicable rules.

If you do not provide voting instructions to your broker or other nominee on these non-routine items (Proposals 1, 2 and 3), such shares cannot be voted and will be considered broker “non-votes.”

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of the Notice and any additional information furnished to stockholders. If properly requested, copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also have retained Okapi Partners LLC for a fee not to exceed $10,000 to assist us in the solicitation of proxies. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142, beginning on, or before, May 26, 2017 and continuing through the meeting.

Stockholder Proposals for the 2018 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2018 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 28, 2017, provided that if the date of the annual meeting is earlier than May 7, 2018, or later than July 6, 2018, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, under our Bylaws, a stockholder’s written notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on March 8, 2018, and no earlier than February 6, 2018; provided that, if the date of that annual meeting is more than 30 days before, or more than 60 days after, June 6, 2018, you must give notice not later than the 90th  day prior to the annual meeting date or, if later, the 10th  day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Attending the Annual Meeting

Our Annual Meeting will begin promptly at 9:00 A.M., local time, on Tuesday, June 6, 2017, at our corporate headquarters at 215 First Street, Suite 110B, Cambridge, MA 02142.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the Record Date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares on the Record Date, or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the Record Date. Your late arrival or failure to comply with these procedures may affect your ability to participate in the Annual Meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe that this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our Corporate Secretary at 215 First Street, Suite 415, Cambridge, MA 02142, or at (617) 274-4000.

If you participate in householding and wish to receive a separate copy of our Annual Report and this proxy statement or your Notice, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

SAREPTA THERAPEUTICS, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the directors, director nominees and executive officers of our Company as of the date of April 27, 2017:

Name	Age	Position(s)(7)
Executive Officers
Edward M. Kaye, M.D.(1)	68	President, Chief Executive Officer and Group I Director
Sandesh Mahatme	52	Executive Vice President, Chief Financial Officer and Chief Business Officer
Alexander “Bo” Cumbo	46	Senior Vice President, Global Commercial Development

David Tyronne Howton, Jr.	45	Senior Vice President, General Counsel and Corporate Secretary
Shamim Ruff	57	Senior Vice President, Regulatory Affairs and Quality
Catherine Stehman-Breen, M.D.	54	Senior Vice President, Chief Medical Officer
Non-Employee Directors
Hans Wigzell, M.D., Ph.D.(2)(3)	78	Group I Director
Richard J. Barry(2)(4)(5)	58	Group II Director
M. Kathleen Behrens, Ph.D.(3)(5)	64	Group II Director, Chairwoman of the Board of Directors
Jean-Paul Kress, M.D.(2)(4)(5)(6)	51	Group II Director
Claude Nicaise, M.D.(3)(4)	64	Group II Director

(1)

On April 24, 2017, Dr. Kaye informed the Board of his intention to resign as President and Chief Executive Officer upon the conclusion of his current employment term on September 20, 2017 or some other future date.  Dr. Kaye will continue to serve as a Group I Director following his resignation as President and Chief Executive Officer.

(2)	Member of the nominating and corporate governance committee. Mr. Barry is the current chair of the nominating and corporate governance committee.
(3)	Member of the research and development committee. Dr. Wigzell is the current chair of the research and development committee.
(4)	Member of the compensation committee. Dr. Nicaise is the current chair of the compensation committee.
(5)	Member of the audit committee. Dr. Behrens is the current chair of the audit committee.
(6)

Dr. Kress has elected to not stand for re-election and will complete his term on the Board at the conclusion of the Annual Meeting in anticipation of time commitments and a possible conflict of interest associated with his future endeavors.

(7)	The term of the Group I Director expires as of the date of the 2018 Annual Meeting, and the term of Group II Directors expires as of the date of the 2017 Annual Meeting.

Edward M. Kaye, M.D. has served as our President, Chief Executive Officer and a member of our Board since September 20, 2016. On April 24, 2017, Dr. Kaye informed the Board of his intention to resign as President and Chief Executive Officer upon the conclusion of his current employment term on September 20, 2017 or some other future date. Prior to his appointment as Chief Executive Officer, Dr. Kaye served as Interim Chief Executive Officer since March 31, 2015. He also served as our Chief Medical Officer from June 2011 to March 2017. Dr. Kaye was Group Vice President of Clinical Development at Genzyme Corporation, a biotechnology company, from April 2007 to June 2011, where he supervised the clinical research in the lysosomal storage disease programs and in the genetic neurological disorders. From 2001 to 2007, Dr. Kaye held various roles at Genzyme Corporation, including Vice President of Medical Affairs for Lysosomal Storage Diseases, Vice President of Clinical Research and Interim Head of PGH Global Medical Affairs. Dr. Kaye holds a Bachelor of Science (B.S.) in Biology from Loyola University and holds a Doctor of Medicine (M.D.) from Loyola University Stritch School of Medicine. He received his Pediatric training at Loyola University Hospital, Child Neurology training at Boston City Hospital, Boston University, and completed his training as a Neurochemical Research Fellow (Geriatric Fellow) at Bedford VA Hospital, Boston University. Dr. Kaye was head of the section of Neurometabolism, Pediatric Neurology at The Floating Hospital for Children (Tufts University) and research fellow in gene therapy at Massachusetts General Hospital until 1996, when he moved to Philadelphia to become Chief of Pediatric Neurology and Director of the Barnett Mitochondrial Laboratory at St. Christopher’s Hospital for Children. In 1998, Dr. Kaye accepted the appointment as Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the Perelman School of Medicine at the University of Pennsylvania until moving to Genzyme Corporation at the end of 2001. Dr. Kaye continues to serve as a Neurological Consultant at Children’s Hospital of Boston, and is on the editorial boards of a number of journals, including the Journal of Child Neurology. Dr. Kaye is also a board member of Cytokinetics, Inc., and on the Medical/Scientific Advisory Boards of the United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne and the Prize4Life. He previously served on the board of Annals of Neurology.

Sandesh Mahatme has served as our Executive Vice President, Chief Financial Officer and Chief Business Officer since March 2017. Prior to this appointment, he served as our Senior Vice President, Chief Financial Officer since November 2012. From January 2006 to November 2012, Mr. Mahatme worked at Celgene

Corporation, a biopharmaceutical company, where he served in various roles, including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer and Head of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development Department, which focuses on strategic, targeted initiatives, including commercial development in emerging markets, acquisitions and licensing and global manufacturing expansion. Prior to working at Celgene, Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, for eight and a half years in senior roles in Business Development and Corporate Tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme holds a Master of Laws (LL.M.) from NYU School of Law, an LL.M. from Cornell Law School and is a member of the New York State Bar Association.  Mr. Mahatme is also a board member of Flexion Therapeutics, Inc., Aeglea Biotherapeutics Inc. and Elcelyx Therapeutics Inc.

Alexander “Bo” Cumbo has served as our Senior Vice President of Global Commercial Development since October 1, 2016. Prior to this appointment, he served as our Vice President, Business Development since January 2013. From June 2010 to January 2013, Mr. Cumbo worked at Vertex Pharmaceuticals Inc., a biopharmaceutical company, where he served as Vice President of Sales and Treatment Education for the launch of Incivek. Prior to working at Vertex, Mr. Cumbo worked for Gilead Sciences, a biopharmaceutical company, for nine years in multiple commercial roles supporting the HIV, HBV and Cardiovascular franchises.  Mr. Cumbo started his career at GlaxoSmithKline plc and has over twenty years of pharmaceutical and biotechnology experience.  Mr. Cumbo holds a Bachelor of Science (B.S.) in Medical Technology from Auburn University.

David Tyronne Howton, Jr. has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2012. From September 2011 to November 2012, Mr. Howton served as the Senior Vice President, Chief Legal Officer and as a member of the executive team at Vertex Pharmaceuticals Incorporated, a publicly-traded biotechnology company. In this capacity, he participated in the general management of the company and oversaw all aspects of the Vertex global legal and compliance departments. Prior to his appointment as Chief Legal Officer at Vertex, Mr. Howton served as the Chief Compliance Officer from September 2009 to August 2011 and, in this capacity, he was responsible for designing and implementing the Vertex corporate compliance program as well as chairing the company’s Corporate Compliance Committee. From 2003 to September 2009, Mr. Howton worked at Genentech, Inc., a biotechnology company, where he served in a number of legal roles before becoming the company’s Chief Healthcare Compliance Officer in 2006. Prior to joining Genentech in 2003, Mr. Howton was a member of the Sidley Austin LLP corporate healthcare practice, where he advised clients on corporate transactions involving life science companies and provided regulatory counsel. Mr. Howton holds a Bachelor of Arts (B.A.) from Yale University and a J.D. from Northwestern University School of Law.

Shamim Ruff has served as our Senior Vice President, Regulatory Affairs and Quality since December 2015. Prior to this appointment, she served as our Vice President, Regulatory Affairs and Quality since January 2013. From April 2011 to December 2012, Ms. Ruff served as Vice President, Regulatory Affairs at Sanofi, a pharmaceutical company, where she was Head of Oncology Regulatory Affairs, responsible for leading Global, European, and CMC Regulatory Affairs teams.  Prior to working at Sanofi, Ms. Ruff served as Executive Director, US and Global Regulatory Affairs at Amgen from March 2007 to March 2011. She previously held senior positions at Abbott and AstraZeneca, where she had global oversight for the development and filings of multiple compounds, some of which had companion diagnostics.  Ms. Ruff holds a Bachelor’s degree in Chemistry and Biology from the University of Leicester, UK, and a Master’s degree in Analytical Chemistry from the University of Loughborough, UK.  Additionally, she is a Chartered Chemist and Member of the Royal Society of Chemistry (CChem MRSC), and is also an active member of DIA, RAPS and ASCO.

Catherine Stehman-Breen, M.D. has served as our Senior Vice President, Chief Medical Officer since April 2017. From January 2015 to March 2017, Dr. Stehman-Breen served as Vice President, Clinical Development and Regulatory Affairs at Regeneron Pharmaceuticals Inc., a biotechnology company, initially as Head, Pain Therapeutic Area, and subsequently as Head, Clinical Project Management and Operations. From 2003 to 2015, she held senior leadership roles at Amgen Inc., a pharmaceutical company, including Vice President, Global Development, leading the neuroscience, nephrology and bone therapeutic areas. Dr. Stehman-Breen spent six years as a faculty member in the Division of Nephrology at the University of Washington from 1997 to 2003, where her primary responsibilities included managing the Clinical Research Training Program and the development of the Epidemiology and Clinical Trials Research Program. Dr. Stehman-Breen holds a Bachelor of Arts (B.A.) from

Colby College, an M.D. from the University of Chicago and a Master of Science (M.S.) in Epidemiology from the University of Washington.

Hans Wigzell, M.D., Ph.D. has served as a member of our Board since June 2010. He also serves as a member of our nominating and corporate governance committee and a member of and chairperson of our research and development committee. In the past five years, Dr. Wigzell served as a director of Probi AB, Swedish Orphan Biovitrum AB and Valneva SE (a successor to Intercell AG), a biotechnology company, and currently serves as Chairman of Rhenman & Partners Asset Management AB, an investment management firm, and a director of RaySearch Laboratories AB, a medical technology company. Since 2006, Dr. Wigzell has served as a director, and until 2013 as Chairman, of Karolinska Development AB, a company listed on the NASDAQ OMX Stockholm market that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. From 1995 to 2003, he was the President of the Karolinska Institute, a medical university and was General Director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is Chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as President of the Karolinska Institute, his academic career includes being Chairman of the Nobel Prize Committee, and the Karolinska Institute and Distinguished External Advisory Professor of Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Dr. Wigzell holds an M.D. and Ph.D. from the Karolinska Institute in Stockholm and he has received honorary doctorate degrees at University “Tor Vergata” in Rome, Italy, Turku University in Finland, The Feinstein Institute in New York and Helsinki University in Finland. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of our Board.

Richard J. Barry has served as a member of our Board since June 2015. He also serves as a member of our audit committee and our compensation committee and as a member and chairperson of our nominating and corporate governance committee. Mr. Barry is a long time stockholder of the Company.  He has served as a director and as a member of the audit committee and as a member and chairperson of the nominating and corporate governance committee of Elcelyx Therapeutics Inc., a pharmaceutical company, since February 2013, and is a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx. Mr. Barry has also been a Partner and Advisory Board member of the San Diego Padres since 2009. He was previously an Advisory Board member for the Schreyer Honors College at Pennsylvania State University and served as a director of Cluster Wireless, a San Diego-based software company. Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry also spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. Mr. Barry holds a Bachelor of Arts (B.A.) from Pennsylvania State University. Our nominating and corporate governance committee believes that Mr. Barry’s significant experience in the financial sector and extensive knowledge of the pharmaceutical industry qualifies him for service as a member of our Board.

M. Kathleen Behrens, Ph.D. has served as a member of our Board since March 2009 and as Chairwoman of the Board since April 2015. She also serves as member of our research and development committee and as a member of and Chairwoman of our audit committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to early 2009 and as Chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. Dr. Behrens was instrumental in the founding of several biotechnology companies, including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a General Partner and Managing Director. Dr. Behrens continued in her capacity as a General Partner for selected venture funds for RS Investments, an investment management and research firm, from 1996 through December 2009, after management led a buyout of that firm from Bank of America. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a Managing Director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a Director, President and Chairwoman of the National Venture Capital Association. Since December 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Dr. Behrens was a director of Amylin Pharmaceuticals, Inc. from June 2009 until Amylin’s sale in August 2012 to Bristol-Myers Squibb Company. Dr. Behrens also served as the President and Chief Executive Officer of KEW Group Inc., a private oncology services company, based in Cambridge, Massachusetts from January 2012 to July 2014. Dr. Behrens holds a Bachelor of Science (B.S.) in Biology and a Ph.D. in Microbiology from the University of California, Davis. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of our Board.

Claude Nicaise, M.D. has served as a member of our Board since June 2015. He also serves as a member of our compensation committee, audit committee and nominating and corporate governance committee. Dr. Nicaise is the owner of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. He has served as an Executive Vice President Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain, from 2015. From 2008 to 2014, Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals Inc., a pharmaceutical company. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including the following senior management positions: Vice-President of Global Development, Vice-President Worldwide Regulatory Science and Strategy and leadership positions in Oncology, Infectious Disease and NeuroScience Development. Dr. Nicaise holds an M.D. from the Universite libre de Bruxelles in Belgium. Our nominating and corporate governance committee believes that Dr. Nicaise’s significant experience in the pharmaceuticals sector, including in clinical and regulatory affairs, qualifies him for service as a member of our Board.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ELECTION OF SAREPTA THERAPEUTICS, INC. DIRECTORS

(Proposal 1)

General

As of the date of this proxy statement, our Board is composed of six directors. Because Dr. Kress has elected to not stand for re-election and will complete his term on the Board at the conclusion of the Annual Meeting in anticipation of time commitments and a possible conflict of interest associated with his future endeavors, our Board will be composed of five directors with one vacancy remaining immediately following the Annual Meeting. Our Bylaws currently permit a maximum of seven directors and a minimum of one director. The Board may change from time to time the number of directors or, as permitted by the Bylaws, by resolution of our Board, but no decrease in the number of authorized directors will have the effect of shortening the term of any incumbent director.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, when there are six or more positions on the Board, the positions are divided into two equal, or nearly equal, groups, denoted as Group I and Group II. In even years, stockholders elect directors to fill all Group I positions, and in odd years, stockholders elect directors to fill all Group II positions. There is no cumulative voting for election of directors.

The following table sets forth the name of, and other information about, the nominees for election as a Group II director and those directors who will continue to serve after the Annual Meeting.

Name	Age	Director Since	Expiration of Term	Position(s) Held With Sarepta
Group I Continuing Directors:
Edward M. Kaye, M.D.	68	2016	2018	President, CEO and Director(1)
Hans Wigzell, M.D., Ph.D.	78	2010	2018	Director

Group II Director Nominees:
M. Kathleen Behrens, Ph.D.	64	2009	2017	Director and Chairwoman of the Board of Directors
Richard J. Barry	58	2015	2017	Director
Claude Nicaise, M.D.	64	2015	2017	Director

(1)

On April 24, 2017, Dr. Kaye informed the Board of his intention to resign as President and Chief Executive Officer upon the conclusion of his current employment term on September 20, 2017 or some other future date.  Dr. Kaye will continue to serve as a Group I Director following his resignation as President and Chief Executive Officer.

Directors for a group whose term expires at a given annual meeting may be up for reelection for another two-year term at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the two groups so that, as nearly as possible, each group will consist of one-half of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of management. Except as otherwise provided by law, any vacancy in the Board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Nominees for Group II Director Election at the 2017 Annual Meeting of Stockholders

There are three nominees standing for election as Group II directors at the Annual Meeting. Based on the report of the nominating and corporate governance committee, our Board has approved the nomination of the following nominees for re-election as Group II Directors: M. Kathleen Behrens, Ph.D., Richard J. Barry and Claude

Nicaise, M.D. for re-election as continuing directors. Each of the Group II Director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

The Board’s nominating and corporate governance committee annually evaluates the composition of the Board to assess the skills and experiences that are currently represented on the Board and those that will be valuable given the Company’s current and future needs. In appointing Dr. Behrens as Chairwoman of the Board and selecting Dr. Behrens, Mr. Barry and Dr. Nicaise as director nominees, the nominating and corporate governance committee and the Board took into consideration, among other things, the Company’s strategic and regulatory plans, and the interests of the Company’s stockholders. For additional considerations related to the process followed by the nominating and corporate governance committee and the Board in making Board composition decisions this year, please read “Corporate Governance and Board Matters — Committees of the Board — Nominating and Corporate Governance Committee.” If elected, each of Dr. Behrens, Mr. Barry and Dr. Nicaise will hold office as a Group II director until our 2019 annual meeting of stockholders or until his or her successor is earlier elected.

If you sign your proxy or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that the nominees will be available to serve as directors. If any of Dr. Behrens, Mr. Barry or Dr. Nicaise becomes unable to serve or for good cause will not serve, however, the proxy holders intend to vote for any nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Vote Required and Board Recommendation

Each nominee who receives a majority of votes cast and entitled to vote at the Annual Meeting for such nominee will be elected as a director.

The Board recommends that stockholders vote “FOR” the election of each of Dr. Behrens, Mr. Barry and Dr. Nicaise, as Group II Directors, to the Board.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the 2016 compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance toward clearly defined goals and to align their long term interests with those of our stockholders. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2016 compensation paid to our named executive officers.

Our compensation committee includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with that of our stockholders. In 2016, our compensation program rewarded financial, strategic and operational performance, and the achievement of the pre-determined 2016 corporate goals and functional objectives (i.e., individual performance goals) for the named executive officers selected by the committee to support our long-range plans and stockholder value creation. In light of the achievement of personal goals by our named executive officers, as applicable, and our corporate goals for 2016, we believe that the compensation paid to our named executive officers was appropriate.

2016 Compensation Program Highlights

Challenging Factors and Commitment to Pay for Performance

As discussed in more detail under the section below captioned “Compensation Discussion and Analysis,” our compensation committee designed a named executive officer compensation program that reflected the regulatory uncertainty at the beginning of 2016 and the potential for and actual transition of the Company into a commercial-stage company. In recognition of stockholder focus on regulatory milestones, in January 2016, the compensation committee set corporate goals and performance measures designed to recognize the Company’s securing of a United States Food and Drug Administration (“FDA”) accelerated approval for commercial launch of eteplirsen, the preparations necessary for the potential commercialization of eteplirsen, growing the Company’s pipeline beyond Duchenne muscular Dystrophy (“DMD”), managing and optimizing key operations of the Company and driving the Company’s financial and corporate strategy.

In early 2016, the regulatory approval process of eteplirsen was still uncertain and unpredictable. In order to balance the challenges and uncertainty, in February 2016, the compensation committee granted our named executive officers their annual equity grant, which consisted of a mix of performance-based and time-based stock options with vesting across multiple years. In addition, in light of the uncertainty of the regulatory process, the compensation committee deferred its decisions on 2016 merit increases in base salary and promotions/adjustments for our named executive officers pending the FDA’s decision on the new drug application (“NDA”) for eteplirsen. On September 19, 2016, the FDA granted accelerated approval for EXONDYS 51® (eteplirsen) Injection for the treatment of DMD amenable to skipping of exon 51 (“EXONDYS 51”), and the compensation committee made such compensation decisions, which are described below under “Executive Compensation—II. Elements of 2016 Named Executive Officer Compensation—Detailed Analysis of 2016 Executive Compensation Program—Base Salaries”.

When making compensation decisions for our named executive officers, the compensation committee takes into consideration performance over the prior year for purposes of cash compensation as well as potential developments during the remainder of the year in connection with equity compensation. Although the FDA approval marked the end of a lengthy and uncertain regulatory process, the commercialization of EXONDYS 51 has introduced new risks for the Company that include uncertainty regarding payor landscape and post approval commitments and requirements. As a result of these uncertainties, our stock has continued to be very volatile.

Despite the challenges that our compensation committee faced as described above, we believe that the components and pay mix of our 2016 named executive compensation program, described in detail in the section below captioned “Compensation Discussion and Analysis,” struck the right balance between managing the Company’s compensation challenges and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Feedback

We have consistently worked with our stockholders to obtain their feedback on our compensation practices. In particular, management discussed our compensation practices with stockholders, including stockholders that previously voted against prior say-on-pay proposals. Additionally, in the first quarter of 2016, members of the Board approached stockholders comprising approximately 32% of outstanding shares of our common stock to discuss our compensation practices.  While many of these stockholders were comfortable with our compensation practices in light of the uncertain nature and timing of the regulatory process, others provided feedback on areas of focus moving forward. Furthermore, in February 2017, members of the Board approached stockholders comprising approximately 50% of the outstanding shares of our common stock as of December 31, 2016, and none of them raised any issues regarding our compensation practices.

Based on stockholder feedback, the Company made a series of changes to its compensation practices and policies over the past several years in response to advisory votes, designed to enhance our compensation practices. We believe that these changes addressed many of the concerns reflected in prior years. As a result of these changes, at our last annual meeting, held in 2016, shares representing approximately 86% of the votes cast in our advisory vote on executive compensation were in favor of our executive compensation program for 2015. Below are some highlights of the changes we have made to our compensation practices and policies:

•

Notably, the Company has reduced CEO aggregate compensation in each of the last four years to better accommodate the volatility in stockholder return resulting from uncertain regulatory and commercial outcomes, and for 2015 and 2016, modified its peer group to more closely align with the Company’s anticipated value and size.

•

Further, in 2015 and 2016 the compensation committee granted performance-based awards to more closely align the interests of our named executive officers with near-term stockholder returns resulting from regulatory and commercial outcomes, in addition to granting more traditional time-based awards.  We increased the number of performance-based grants in 2016 to reflect significant value drivers for stockholders such as regulatory achievements, preparedness for a potential commercial launch, diversifying the Company’s pipeline and achievement of designated quarterly revenue thresholds.

•

In addition, the Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., the achievement of regulatory milestones) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., enhancing the pipeline and building necessary corporate infrastructure).

•	As mentioned above, in February 2016, the Company deferred making salary adjustments pending the FDA’s decision on the eteplirsen NDA.
•

Lastly, the Company has put in place other components it believes reflect responsible pay practices such as a clawback policy, stock ownership requirements for directors and officers and a prohibition against certain tax gross ups for our named executive officers.

The tables below provide a high level summary of our 2016 compensation program as well as our compensation policies and practices.

2016 NEO Compensation Program Components		2016 NEO Compensation Highlights
Fixed	Base Salary

Merit increases were deferred in February 2016 pending the FDA’s decision on the eteplirsen NDA. Following FDA accelerated approval for EXONDYS 51 in September 2016, salary adjustments of 3-4% were delivered in the form of Restricted Stock Awards (“RSAs”) in lieu of cash to Mr. Mahatme, Mr. Howton and Ms. Ruff. Mr. Cumbo was promoted in September 2016 and received a 7% salary increase, retroactive to March of that year.

Variable / Performance-Based	Bonus	Cash payment based on achievement of the 2016 corporate goals and functional objectives set by the compensation committee. CEO bonus was based entirely on achievement of 2016 corporate goals.
Annual Equity Grant

Granted in February 2016 and consisted of one-half time-based options and one-half performance-based options. The performance-based milestones do not cliff vest in full, but rather vest over time once a milestone is achieved.

Additional Performance-based Awards

•2016 Award: September 2016 RSAs were granted to all named executive officers except for our CEO. These RSAs are contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between the grant date and June 30, 2018.

•2013 Award: 50% of the 2013 performance-based equity awards vested in 2016 due to the FDA’s accelerated approval of EXONDYS 51 in September 2016.

Snapshot of Current Key Executive Compensation Practices and Policies
	Yes	No
Performance-based equity grants	✓
Stock Ownership Guidelines	✓
Annual Stockholder Say-on-Pay vote	✓
Annual Compensation Risk Assessment	✓
Robust Clawback Policy	✓
Independent Compensation Consultant	✓
Company and Board Communications with Stockholders regarding Company compensation practices	✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive must be terminated without cause or resign for good reason).

✓
Prohibition on Hedging or Pledging of Company Stock	✓
Prohibition on Tax Gross-Ups for Relocation and Temporary Housing Expenses	✓
Employment Agreement for CEO position only / New Limited Scope NEO Severance Letters	✓
Practice of Not Paying Excess Perquisites	✓

Our compensation committee regularly reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning their compensation structure with our stockholders’ interests and current market practices. We believe that our named executive officers’ compensation programs have been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain talented executives.

Advisory Vote and Board Recommendation

We request stockholder approval, on an advisory basis, of the 2016 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Sarepta Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers for 2016, as disclosed in Sarepta Therapeutics, Inc.’s proxy statement for the Annual Meeting of Stockholders held in 2017 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the annual meeting of stockholders in 2018.

The Board recommends that stockholders vote “FOR” the compensation of our named executive officers.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal 3)

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. In accordance with Section 14A of the Exchange Act, this Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings. Our current frequency of the say-on-pay vote is every one year. Under this Proposal 3, stockholders may vote to have the say-on-pay vote every one year, two years, or three years, or may abstain from voting on this proposal.

Our Board believes that a say-on-pay vote should be conducted every one year. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved by the Board and the compensation committee on an annual basis. As part of the annual review process, the Board believes that direct stockholder feedback should be a factor that is taken into consideration by the Board and the compensation committee in making decisions with respect to executive compensation. By providing an annual advisory vote on executive compensation, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. The Board also views an annual vote as a good corporate governance practice.

We request that our stockholders select, “1 Year” when voting on the frequency of advisory votes on executive compensation. Unless the Board determines otherwise, our next say-on-frequency vote will be held at the annual meeting of stockholders in 2023.

Vote Required and Board Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether a particular frequency receives a majority or a plurality of the votes cast in this proposal. Our Board has recommended a vote for every one year. However, if another frequency receives more votes, our Board will take that fact into account when making its decision on how often to hold executive compensation advisory votes. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

The Board recommends that stockholders vote for the “1 Year” option as the frequency of future advisory votes on executive compensation.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 4)

Our audit committee has selected the firm of KPMG LLP to be the Company’s independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2017 and the Company’s system of internal control over financial reporting. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has reviewed KPMG LLP’s independence from us and our management, and considered matters in the written disclosures KPMG LLP provided to the audit committee required by the Public Company Accounting Oversight Board and the potential impact that non-audit services provided to us by KPMG LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Audit and Other Fees

The following table shows fees for professional audit services billed to us by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed to us by KPMG LLP for other services provided during 2016 and 2015:

Fees	2016	2015
Audit fees	$968,542	$655,500
Audit-related fees	27,500	23,500
Tax fees	79,900	35,000
All other fees	1,800	—
Total	$1,077,742	$714,000

Audit fees are fees for the audit of our 2016 and 2015 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, assurance and related services that are related to the issuance of comfort letters for equity offerings and other services that are provided in connection with statutory and regulatory filings.

Audit-related fees are fees related to the audit of our 401(k) plan.

Tax fees are fees for state and local tax compliance and consultation services.

All other fees are fees related to subscription to KPMG LLP’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairwoman of the audit committee to pre-approve services, in which case the chairwoman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2016 and 2015, all services billed by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The audit committee has approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

The Board recommends that stockholders vote “FOR” ratification of this appointment.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

STOCK OWNED BY SAREPTA THERAPEUTICS, INC. MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 21, 2017, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of Shares)(2)	Percent of Class(2)
Officers and Directors
Richard J. Barry(3)	3,250,700	5.9%
M. Kathleen Behrens, Ph.D.(4)	180,728	*
Hans Wigzell, M.D., Ph.D.(5)	82,562	*
Claude Nicaise, M.D.(6)	10,686	*
Jean-Paul Kress, M.D.(7)	9,658	*
Edward M. Kaye, M.D.(8)	549,788	1.0%
Sandesh Mahatme(9)	438,925	*
David Tyronne Howton(10)	359,422	*
Shamim Ruff(11)	208,377	*
Alexander Cumbo(12)	165,639	*
All directors and executive officers as a group (11 persons)(13)	5,256,485	9.6%
5% Stockholder
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022(14)	5,310,944	9.7%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355(15)	3,919,520	7.1%
Tourbillon Capital Partners LP 888 Seventh Avenue, 32nd Floor, New York, NY 10019 (16)	3,096,756	5.6%
Entities controlled by Steven A. Cohen, 72 Cummings Point Road, Stamford, CT 06902(17)	2,825,103	5.1%
Shares Issued and Outstanding 04/21/2017	54,944,521

*	Indicates beneficial ownership of one percent or less.

(1)   Except as otherwise indicated, the address of each stockholder identified is c/o Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)

Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days as of April 21, 2017 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Beneficial ownership as reported in the table above excludes shares of our common stock that may be issued upon the exercise of stock appreciation rights, or SARs, that are exercisable within 60 days of April 21, 2017. The number of shares of common stock that will be received upon exercise of such SARs is not currently determinable and therefore is not included in the table above because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the exercise price, which is not determinable until the date of exercise.

(3)

Includes (i) 9,686 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 1,000 shares of RSAs subject to vesting. Mr. Barry has voting power with respect to the shares subject to vesting but does not have investment power with respect to such shares until they vest.

(4)

Includes (i) 68,562 shares subject to options exercisable within 60 days of April 21, 2017 and (ii) 1,000 shares of RSAs subject to vesting. Dr. Behrens has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(5)

Includes (i) 76,896 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 1,000 shares of RSAs subject to vesting. Dr. Wigzell has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.
(6)

Includes (i) 9,686 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 1,000 shares of RSAs subject to vesting. Dr. Nicaise has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(7)

Includes (i) 8,658 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 1,000 shares of RSAs subject to vesting. Dr. Kress has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(8)

Includes (i) 478,619 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 36,928 shares of RSAs subject to vesting. Dr. Kaye has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(9)

Includes (i) 406,564 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 23,906 shares of RSAs subject to vesting. Mr. Mahatme has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest. Excludes 100,000 SARs at an exercise price of $23.85 exercisable within sixty (60) days of April 21, 2017.

(10)

Includes (i) 337,121 shares of our common stock subject to options exercisable within 60 days of April 21, 2017. (ii) 19,125 shares of RSAs subject to vesting. Mr. Howton has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(11)

Includes (i) 187,315 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 16,875 shares of RSAs subject to vesting. Ms. Ruff has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(12)

Includes (i) 145,346 shares of our common stock subject to options exercisable within 60 days of April 21, 2017 and (ii) 16,875 shares of RSAs subject to vesting. Mr. Cumbo has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(13)

Includes 1,728,453 shares of our common stock subject to options exercisable within 60 days of April 21, 2017. Of the shares of common stock reported, 118,709 shares of RSAs are subject to vesting; such directors and officers have voting power with respect to the shares of common stock subject to vesting but do not have investment power with respect to such shares until they vest. Excludes 100,000 SARs exercisable within 60 days of April 21, 2017.

(14)

Based solely on information contained in the Schedule 13G/A filed with the SEC on January 27, 2017, reporting beneficial ownership of BlackRock, Inc. BlackRock, Inc. has sole voting power over 5,199,211 shares of our common stock and sole dispositive power over 5,310,944 shares of our common stock.

(15)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2017, reporting beneficial ownership of The Vanguard Group. The Vanguard Group has sole voting power over 99,007 shares of our common stock, shared voting power of 8,450 of our common stock, sole dispositive power over 3,814,612 shares of our common stock and shared dispositive power over 104,908 shares.

(16)

Based solely on information contained in the jointly filed Schedule 13G/A filed with the SEC on February 14, 2017, reporting beneficial ownership of Tourbillon Capital Partners LP. Tourbillon Capital Partners LP has shared voting power and dispositive power over 3,096,756 shares of our common stock.

(17)

Based solely on information contained in the Schedule 13G filed with the SEC on February 23, 2017, reporting beneficial ownership of Point72 Asset Management, L.P, Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC and Steven A. Cohen. Both Point72 Asset Management, L.P and Point72 Capital Advisors, Inc. have shared voting power and dispositive power over 2,819,180 shares of our common stock. Cubist Systematic Strategies, LLC has shared voting power and dispositive power over 5,923 shares of our common stock. Steven A. Cohen has shared voting power and dispositive power over 2,825,103 shares of our common stock. Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc. and Cubist Systematic Strategies.

Equity Compensation Plan Information

The table below summarizes information, as of December 31, 2016 with respect to shares of our common stock that may be issued under our equity plans:

	Number of securities to be issued upon exercise of outstanding options and rights		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,912,071	(1)	$22.43	3,338,293	(2)
Equity compensation plans not approved by security holders(3)	85,488		$8.28	—
Equity compensation plan not approved by security holders(4)	539,392		$29.48	1,069,345
Total	5,536,951		$22.90	4,407,638

(1)

Of the number of securities to be issued upon exercise, 4,838,446 shares of our common stock are subject to outstanding options under our Amended and Restated 2011 Equity Incentive Plan (the “Restated Plan”), and 73,625 shares of our common stock are subject to outstanding options under the AVI BioPharma Inc. 2002 Equity Incentive Plan (the “2002 Plan”). Following the adoption of our Restated Plan, no further grants will be, or have been, made under the 2002 Plan, but awards previously granted pursuant to the 2002 Plan will continue to be governed by the terms of the 2002 Plan and the applicable award agreements.

(2)

Represents 2,997,235 shares of our common stock that were available for future issuance under the Restated Plan and 341,058 shares of our common stock reserved for issuance under the 2013 Employee Stock Purchase Plan.

(3)

In June 2011, as a material inducement for Edward M. Kaye, M.D., to commence employment with us, we granted Dr. Kaye an option to purchase 141,667 shares of our common stock for an exercise price per share of $8.28, as adjusted for our July 2012 one-for-six reverse stock split, outside of any stockholder approved equity incentive plan.

(4)

In February 2014, to facilitate inducement awards to new hires under NASDAQ listing Rule 5635(c)(4), the Company adopted the 2014 Employment Commencement Incentive Plan (the “2014 Plan”). In October 2015, the Board of Directors approved an increase to the 2014 Plan by another 1,000,000 shares of common stock.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of the Company on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The audit committee reviewed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of audited consolidated financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, KPMG LLP’s judgments about our accounting principles and the other matters required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 1301, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board. The audit committee has received from KPMG LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls and the overall quality of our financial reporting. The audit committee held a total of five meetings during 2016.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the board of directors has approved, that the 2016 audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

M. Kathleen Behrens, Ph.D., Chairwoman

Richard J. Barry

Jean-Paul Kress, M.D.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The Board and each of its standing committees (audit, compensation and nominating and corporate governance) oversee the management of risks inherent in the operation of our business. The Board has delegated certain risk management responsibilities to its committees. The Board and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors. As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us.

Board Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairwoman of the Board are held by two different individuals. Currently, Dr. Kaye serves as our Chief Executive Officer and Dr. Behrens serves as our Chairwoman of the Board. On April 24, 2017, Dr. Kaye informed the Board of his intention to resign as President and Chief Executive Officer upon the conclusion of his current employment term on September 20, 2017 or some other future date.  Following the appointment of Dr. Kaye’s successor, we expect that the positions of Chief Executive Officer and Non-Executive Chairwoman of the Board to continue to be held by two different individuals – Dr. Kaye’s successor as our Chief Executive Officer and Dr. Behrens as our Chairwoman of the Board. Our Non-Executive Chairwoman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the Board has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business while our Non-Executive Chairwoman provides guidance to the Chief Executive Officer and leads the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our commercial stage, as well as the commitment required to serve as our Non-Executive Chairwoman. The Board believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our Board’s structure incorporates appropriate independence and programs for risk management oversight of our overall operations, including our compensation programs. The Board will continue to assess the appropriateness of this structure as part of the Board’s broader succession planning process.

We have been, and continue to be, a strong advocate of the independence of the Board and have put into place measures to see that the members of our Board provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, all of our current directors and director nominees, except for Dr. Kaye, are independent under the NASDAQ guidelines. In addition, each of the Board’s three standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the Board. Also, our non-management directors meet in executive session periodically without management in attendance. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and its committees is entrusted to independent directors.

Board and Committee Meetings

During 2016, our Board met fourteen times and acted by unanimous written consent five times. During 2016, our audit committee met five times and did not act by written consent, our compensation committee met twelve times and acted by written consent five times, and our nominating and corporate governance committee met six times and did not act by written consent. All of our directors attended more than 75% of the aggregate of all meetings of the Board and committees on which such director served. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, our directors are encouraged to attend. Of our seven directors serving on our Board at the time of the annual meeting in 2016, the five directors with ongoing terms attended the 2016 annual meeting of stockholders.

Determination Regarding Director Independence

The Board has determined that each of our current directors, except for Dr. Kaye, is an “independent director” as that term is defined in NASDAQ Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly.

The Board has also determined that each current member of the audit committee, the compensation committee and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the SEC and the Internal Revenue Service.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with Ethicspoint to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.sarepta.com under “Investor Relations - Corporate Governance.” We also prohibit hedging and pledging transactions involving Company securities by our directors and Section 16 officers and have documented specific guidelines through establishing Procedures and Guidelines Governing Insider Trading and Tipping, as amended.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Committees of the Board

During 2016, our Board had three standing committees: the audit committee, the compensation committee (which has delegated certain responsibilities to the new employee option committee comprised of members of management of the Company) and the nominating and corporate governance committee. Additionally, three of our Board members serve on a research and development committee, which was created in 2015. While Jean-Paul Kress, M.D. currently serves on the audit committee, the compensation committee and the nominating and corporate governance committee, as described below, Dr. Kress has elected to not stand for re-election and will complete his term on the Board at the conclusion of the Annual Meeting in anticipation of time commitments and a possible conflict of interest associated with his future endeavors, and accordingly, will cease to be a member of each of the foregoing committees at the conclusion of the Annual Meeting. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee of the Board, as adopted by our Board, are available on our website at www.sarepta.com under “Investor Relations — Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices, (v) oversees the annual and quarterly financial reporting process, (vi) has authority to engage any independent advisors it deems necessary to carry out its duties, and (vii) has appropriate funding to engage any necessary outside advisors. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter. The current members of the audit committee are M. Kathleen Behrens, Ph.D. (Chairwoman), Richard J. Barry and Jean-Paul Kress, M.D. The Board has determined that Dr. Behrens is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement. The audit committee charter requires the audit committee to review and assess the charter’s adequacy annually.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Compensation Discussion and Analysis” section later in this proxy statement. The current members of the compensation committee are Claude Nicaise, M.D. (Chairman), Richard J. Barry and Jean-Paul Kress, M.D. The compensation committee report is set forth in the “Compensation Committee Report” section later in this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of nominees for the Board. The nominating and corporate governance committee also is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board, and ensuring compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the Board in accordance with laws and regulations established by the SEC and NASDAQ Global Select Market, our Bylaws and applicable corporate law, and make recommendations to the Board regarding such individuals based on the established criteria for members of our Board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of the nominating and corporate governance committee are Richard J. Barry (Chairman), Jean-Paul Kress, M.D. and Hans Wigzell, M.D., Ph.D.

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every member of the Board should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education and years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the Board, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, ability to commit sufficient time and attention to Board activities, and any potential conflicts with our business and interests. In addition, the Board and the nominating and corporate governance committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented, as well as the skills and experience that the Board will find valuable in the future, given our strategic plans. While not maintaining a specific policy on Board diversity requirements, the Board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the Board and, therefore, seek a variety of occupational and personal backgrounds for its members in order to obtain a broad range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the nominating and corporate governance committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective Board.

The nominating and corporate governance committee will consider for nomination to the Board candidates recommended by stockholders, provided that such recommendations are delivered to the nominating and corporate governance committee in the manner described below under “—Communications with the Board,” together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected.  The nominating and corporate governance committee must receive the foregoing information no later than the deadline for submission of stockholder proposals pursuant to Rule 14a-8, as set forth above under “Stockholder Proposals for the 2018 Annual Meeting.”  The nominating and corporate governance committee will consider nominations to the Board from stockholders who comply with the foregoing procedures and will consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources, which is described above.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The nominating and corporate governance committee does not currently engage any third-party director search firms, but may do so in the future if it deems such engagement appropriate and in our best interests. These matters will be considered by the nominating and corporate governance committee in due course, and, if appropriate, the nominating and corporate governance committee will make a recommendation to the Board addressing the nomination process.

Communications with the Board

The Board welcomes and encourages stockholders to share their thoughts regarding our Company. While the Board encourages such communication, for a variety of reasons, including, but not limited to compliance with securities laws, fiduciary duties of the directors and good business practices relating to corporate communications, our preference is that stockholders communicate with the Board in compliance with our communications policy. Our communications policy, as adopted by the Board, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or investors@sarepta.com. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our business operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature), Investor Relations will then distribute a copy of the communication to the Chairperson of the Board, the Chairperson of the audit committee, and our internal and outside counsel. Based on the input and decision of these persons, along with the entire Board, if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Compensation of Board

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that the members of the Board expend in fulfilling their duties to us as well as the skill level we require of our directors. Members of the Board receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

In September 2010, our Board, upon the recommendation of the compensation committee, approved and adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Director compensation is reviewed annually by the compensation committee’s independent, third-party consultant, which currently is Radford. Generally, in reviewing the terms and competitiveness of our director compensation, our independent compensation consultant uses the same peer group companies used for executive compensation comparisons. When it deems appropriate, the compensation committee adjusts director compensation.

Cash Compensation

Under the cash compensation component of the Director Compensation Policy, as was updated by our Board in 2016 upon the recommendation of the compensation committee and after consideration of peer data presented by its independent compensation consultants, our non-employee directors received cash compensation of $40,000 per year for their service on the Board. In addition, any non-employee director serving as chairperson, or interim chairperson, of the Board received an additional $36,000 per year for such service as chairperson. The chairperson of the audit committee received an additional fee of $20,000 per year for such service; the chairperson of the compensation committee received an additional fee of $16,000 per year for such service; and the chairperson of the nominating and corporate governance committee received an additional fee of $13,000 per year for such service. Finally, members of committees who are not serving as the chairpersons of such committees received an additional fee of $10,000 per year for services as audit committee members, $8,000 per year for services as compensation committee members and $6,500 per year for services as nominating and corporate governance committee members. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter. The cash compensation paid to our non-employee directors for their services on our Board and its committees during 2016 was as described above.

Stock-Based Compensation

Initial Option Grants. In February 2016, our Board approved a change to our Director Compensation Policy, based on our peer group data. Under the revised Director Compensation Policy, each individual who is first elected, or appointed, as a non-employee member of the Board is automatically granted an option to purchase 18,000 shares of our common stock.  The shares underlying the initial option grants will vest over four years of continued service to the Board, with 25% of the total number of shares underlying the option vesting each year on the earlier of (i) the anniversary date of the grant, and (ii) the date of the Annual Meeting of our stockholders in the year following the date of grant.

Annual Option Grants. In February 2016, our Board approved a change to our Director Compensation Policy, based on our peer group data, that reduced the annual director option to purchase shares of our common stock from 15,000 to 10,500 options. The annual grant received by our non-employee directors in February 2016 was in the form of an option to purchase 10,500 shares of our common stock, vesting on a monthly basis, over two years, at a rate of 1/24th of the total option grant, commencing on the first monthly anniversary of the date of the 2016 annual meeting of our stockholders.

Annual Restricted Stock Grants. Pursuant to our current Director Compensation Policy, each non-employee director serving on our Board for at least six months automatically receives an award of 1,000 restricted shares. Each of our non-employee directors at that time was eligible for, and received, a grant of 1,000 restricted shares in February 2016. The restricted shares will fully vest on the date of the annual meeting of our stockholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date.

The following table sets forth compensation information for our current and former non-employee directors that served on our Board in 2016. All compensation numbers are expressed in U.S. dollars.

Name	Fee Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Current Directors:
M. Kathleen Behrens, Ph.D.	$113,415	$13,710	$125,224	—	$252,349
Richard J. Barry	$74,529	$13,710	$125,224	—	$213,463
Claude Nicaise, M.D.	$58,588	$13,710	$125,224	—	$197,522
Hans Wigzell, M.D., Ph.D.	$60,391	$13,710	$125,224	—	$199,325
Jean-Paul Kress, M.D.	$58,120	$13,710	$125,224	—	$197,054
Former Directors:
Gil Price, M.D.	$29,876	$13,710	$125,224	—	$168,810
William Goolsbee (2)	$33,416	$13,710	$125,224	$25,000	$197,350

(1)

The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of restricted share and option awards granted in 2016 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 12 to the consolidated financial statements set forth in our Annual Report. As of December 31, 2016, each of our current directors had the following number of options and shares of restricted stock outstanding, respectively: Dr. Behrens: 85,500 and 1,000; Mr. Barry: 20,246 and 1,000; Dr. Nicaise: 20,246 and 1,000; Dr. Wigzell: 93,834 and 1,000, and Dr. Kress 18,192 and 1,000.

(2)

Mr. Goolsbee ended his term with the Board and its committees effective on June 27, 2016. On June 27, 2016, we entered into a Consulting Agreement with Mr. Goolsbee pursuant to which he renders general consulting services in respect of our business as well as consulting services with respect to matters that were previously within the scope of his responsibilities as a member of our Board. Mr. Goolsbee rendered these services for an initial period that ended on December 27, 2016, and is currently providing these services for an additional period of six months ending on June 27, 2017. His total consulting fee for both of these periods is approximately $25,000.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (CD&A) that follows is organized in three parts:

I.	2016 Compensation Program Overview and Factors That Influenced 2016 Named Executive Officer Compensation
II.	2016 Named Executive Officer Compensation
III.	Compensation Agreements for Named Executive Officers

Throughout this CD&A, individuals who served as our principal executive officers and principal financial officer during 2016, as well as the other individuals included in the Summary Compensation Table included herein, are referred to as the “named executive officers.” Our named executive officers for 2016 were:

•	Edward M. Kaye, M.D., our President, and Chief Executive Officer(1)
•	Sandesh Mahatme, our Executive Vice President, Chief Financial Officer and Chief Business Officer
•	Alexander “Bo” Cumbo, our Senior Vice President, Global Commercial Development
•	David Tyronne Howton, Jr., our Senior Vice President, General Counsel and Corporate Secretary
•	Shamim Ruff, our Senior Vice President, Regulatory Affairs and Quality
(1)

Through September 2016, Dr. Kaye served as Chief Executive Officer in an interim capacity.  Dr. Kaye also served as Chief Medical Officer for all of 2016 and through March 2017.  On April 24, 2017, Dr. Kaye informed the Board of his intention to resign as President and Chief Executive Officer upon the conclusion of his current employment term on September 20, 2017 or some other future date.

I.   2016 Compensation Program Overview and Factors That Influenced 2016 Named Executive Officer Compensation

2016 Compensation Program in Light of EXONDYS 51 Accelerated Approval

As further described below under “Overview of Sarepta’s Named Executive Officer Compensation Program – Challenging Factors and Commitment to Pay for Performance”, our regulatory process for eteplirsen was still uncertain at the beginning of 2016. When designing the compensation program for our named executive officers in early 2016, the compensation committee had to take this uncertainty into account. Although the compensation committee granted our named executive officers their annual equity grant in February 2016, which consisted of a mix of performance-based and time-based stock options with vesting across multiple years, it decided that it was in the best interests of the Company and its stockholders to defer decisions on 2016 merit increases in base salary and promotions/adjustments for our named executive officers pending the FDA’s decision on the eteplirsen NDA. On September 19, 2016, the FDA granted accelerated approval for EXONDYS 51, which allowed the transformation of our company from a development-stage company to a commercial one. Shortly after securing the FDA approval, the compensation committee approved salary adjustments in the form of RSAs (in lieu of cash) to Mr. Mahatme, Mr. Howton and Ms. Ruff. The compensation committee also granted performance-based restricted share awards to all named executive officers other than our CEO.  These compensation decisions are further detailed below.

The Compensation Committee

Our executive and Board compensation programs are administered by our compensation committee. The compensation committee is responsible for reviewing, assessing and approving all elements of compensation for our named executive officers. In addition, the compensation committee is directly responsible for establishing annual Company-wide performance goals. The compensation committee’s responsibilities related to executive compensation include, among other things: (i) evaluating the performance of our CEO and other named executive officers in light of the approved corporate goals, (ii) setting the compensation of the CEO and other named executive officers based upon the evaluation of their performance and (iii) making recommendations to the Board with respect to new cash-based incentive compensation plans and equity-based compensation plans. The compensation committee is also responsible for assessing appropriate compensation programs for our Board, and for preparing an annual self-evaluation report of the compensation committee.

The compensation committee is currently composed of three directors: Claude Nicaise, M.D. (Chairman), Richard J. Barry, and Jean-Paul Kress, M.D.  Each member of the compensation committee is an “outside director” for purposes of Section 162(m) of the Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3, and satisfies NASDAQ’s independence requirements. In 2016, two former directors, William Goolsbee and Gil Price, served as members of the compensation committee until their service with the Board and its committees ended effective on June 27, 2016.

Overview of Sarepta’s Named Executive Officer Compensation Program

Objectives and Design

The objectives of our named executive officer compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance toward clearly defined goals and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our executive management team, and appropriately incentivizing their performance, are critical factors affecting our stockholders’ realization of long-term value. We intend for total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits to be competitive in the biopharmaceutical marketplace for suitable talent and in accordance with our short- and long-term goals. Remaining competitive is essential to attracting and retaining executive level employees during this critical stage following the Company’s transition from a developmental Company to a commercial Company. The launch of our first product not only requires an experienced executive team, but also one that is able, willing and properly incentivized to meet the higher demands required of them at our Company versus the effort that may be required of them at equivalent executive positions in more established and mature companies. The overall market for experienced management is highly competitive in the life sciences and biopharmaceutical industries and we face substantial competition in recruiting and retaining top professionals from companies ranging from large and established biopharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial and management skills to remain strong for the foreseeable future.

To ensure competiveness of our compensation program without yielding to excessive compensation practices, our compensation committee works closely with an independent compensation consultant throughout the year. Peer group benchmarking data is one of the key factors considered by the compensation committee in setting named executive officer compensation levels and making other compensation decisions. While starting base salaries and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance against strategic and operational goals.

Challenging Factors and Commitment to Pay for Performance

Our compensation committee designed a named executive officer compensation program for 2016 that reflected the regulatory uncertainty at the beginning of 2016 and the potential for and actual transition of the Company into a commercial-stage company. Although the compensation committee at the time of setting 2016 compensation took into account the regulatory pathway, the actual approval process for eteplirsen, a first in class drug using complex new endpoints for FDA, was highly unpredictable.  In recognition of stockholder focus on regulatory milestones, in January 2016, the compensation committee set corporate goals and performance measures designed to recognize the Company’s securing of an FDA accelerated approval for commercial launch of eteplirsen, the preparations necessary for the potential commercialization of eteplirsen, growing the Company’s pipeline beyond DMD, managing and optimizing key operations of the Company and driving the Company’s financial and corporate strategy.

In early 2016, the regulatory approval process of eteplirsen was still uncertain and unpredictable. In order to balance the challenges and uncertainty, in February 2016, the compensation committee granted our named executive officers a mix of performance-based and time-based options with vesting across multiple years. These grants require named executive officers performance because the stock must appreciate over time in order for them to realize value. While the performance-based options are specifically designed to incentivize the achievement of goals anticipated to result in significant stockholder value, the annual time-based options provide more certainty in our compensation structure. Providing this degree of certainty is an important aspect for the compensation approach and retention of key executive officers as factors outside our executive officers’ control could result in the failure of the performance-based options to vest in any given year, even if their high levels of performance build long-term value for the Company based on other achievements. In addition, in light of the uncertainty of the regulatory process, the compensation committee determined in February 2016 that it was in the best interests of the Company and its stockholders to defer decisions on 2016 merit increases in base salary and promotions/adjustments for our named executive officers pending the FDA’s decision on the eteplirsen NDA. On September 19, 2016, the FDA granted accelerated approval for EXONDYS 51, and the compensation committee made such compensation decisions.

When making compensation decisions for our named executive officers, the compensation committee must take into consideration performance over the prior year for purposes of cash compensation as well as potential developments during the remainder of the year in connection with equity compensation. Although the FDA approval marked the end of a lengthy and uncertain regulatory process, the commercialization of EXONDYS 51 has introduced new risks for the Company that include uncertainty regarding payor landscape and post approval commitments and requirements. As a result of these uncertainties, our stock has continued to be very volatile.

Despite the challenges that our compensation committee faced as described above, we believe that the components and pay mix of our 2016 named executive compensation program struck the right balance between managing the Company’s compensation challenges and paying for performance that increases stockholder value. The majority of the total compensation paid to our named executive officers in 2016 was in the form of variable, or “at risk” compensation. For 2016, 84% of the target cash and equity-based compensation granted to Dr. Kaye, our CEO, was comprised of at-risk or variable pay. Incentive cash bonus awards were a smaller component of the overall 2016 compensation provided to our named executive officers as we emphasized equity awards to better align the long-term interests of our named executive officers with those of our stockholders. Key results for each of our 2016 corporate goals are summarized below. See – “Performance-Based Bonuses” below. The 2016 pay mix for our CEO, Dr. Kaye, and for our other named executive officers is shown in the following chart.

Enhancing Compensation Practices with Stockholder Feedback

We have consistently worked with our stockholders over the recent years to obtain their feedback on our compensation practices. In particular, management discussed our compensation practices with stockholders, including stockholders that previously voted against the Company’s 2014 and 2015 say-on-pay proposals. Additionally, in the first quarter of 2016, members of the Board also approached stockholders comprising approximately 32% of outstanding shares of our common stock to discuss our compensation practices.  While many of these stockholders were comfortable with our compensation practices in light of the uncertain nature and timing of the regulatory process, others provided feedback on areas of focus moving forward. Furthermore, in February 2017, members of the Board approached stockholders comprising approximately 50% of the outstanding shares of our common stock as of December 31, 2016, and none of them raised any issues regarding our compensation practices.

Based on stockholder feedback over the past several years, the Company made a series of changes to its compensation practices and policies in response to advisory votes, designed to enhance our compensation practices. We believe that these changes addressed many of the concerns reflected in prior years. As a result of these changes, at our last annual meeting, held in 2016, our executive compensation program for 2015 was approved by approximately 86% of stockholders entitled to vote. Below are some highlights of the changes we have made to our compensation practices and policies:

•

Notably, the Company has reduced CEO aggregate compensation in each of the last four years to better accommodate the volatility in stockholder return resulting from uncertain regulatory and commercial outcomes, and for 2015 and 2016, the Company modified its peer group to more closely align with its anticipated value and size.

•

Further, in 2015 and 2016, the compensation committee granted performance-based awards to more closely align the interests of our named executive officers with near term stockholder returns resulting from regulatory and commercial outcomes, in addition to granting more traditional time-based awards.  We increased the number of performance-based grants in 2016 to reflect significant value drivers for stockholders such as regulatory achievements, preparedness for a potential commercial launch, diversifying the Company’s pipeline and achievement of designated quarterly revenue thresholds.  While the use of performance-based awards aligns compensation with near term stockholder returns, stockholders have also recognized that the uncertain nature of the regulatory process requires the Company to balance the achievement or expected achievement of near term value drivers, with longer term incentives. These longer term incentives must be flexible enough to accommodate future unknown regulatory developments and more traditional post-commercial goals aligned with company financial performance and execution.   It is for this reason, and as a retention mechanism, that the Company continues to use time-based options as part of its compensation program for named executive officers.

•

In addition, the Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., the achievement of regulatory milestones) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., enhancing the pipeline and building necessary corporate infrastructure).

•	As mentioned above, in February 2016, the Company deferred making salary adjustments pending the FDA’s decision on the eteplirsen NDA.
•

Lastly, the Company has put in place other components it believes reflect responsible pay practices such as a clawback policy, stock ownership requirements for directors and officers and a prohibition against certain tax gross-ups for our named executive officers (see pages 39-40 for details).

The tables below provide a high level summary of our 2016 compensation program as well as our compensation policies and practices.

2016 NEO Compensation Program Components		2016 NEO Compensation Highlights
Fixed	Base Salary

Merit increases were deferred in February 2016 pending the FDA’s decision on the eteplirsen NDA. Following the FDA accelerated approval for EXONDYS 51 in September 2016, salary adjustments of 3-4% were delivered in the form of RSAs in lieu of cash to Mr. Mahatme, Mr. Howton and Ms. Ruff. Mr. Cumbo was promoted in September 2016 and received a 7% salary increase, retroactive to March of that year (see pages 35-36 for details).

Variable/ Performance-Based	Bonus

Cash payment based on achievement of the 2016 corporate goals and functional objectives set by the compensation committee. CEO bonus was based entirely on achievement of 2016 corporate goals (see pages 36-38 for details).

Annual Equity Grant

Granted in February 2016 and consisted of one-half time-based options and one-half performance-based options. The performance-based milestones do not cliff vest in full, but rather vest over time once a milestone is achieved (see page 38 for details).

Additional Performance-based Awards

•2016 Award: September 2016 RSAs were granted to all named executive officers except for our CEO. These RSAs are contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between the grant date and June 30, 2018 (see pages 38-39 for details).

•2013 Award: 50% of the 2013 performance-based equity awards vested in 2016 due to the FDA’s accelerated approval of EXONDYS 51 in September 2016 (see page 39 for details).

Snapshot of Current Key Executive Compensation Practices and Policies
	Yes	No
Performance-based equity grants	✓
Stock Ownership Guidelines	✓
Annual Stockholder Say-on-Pay vote	✓
Annual Compensation Risk Assessment	✓
Robust Clawback Policy	✓
Independent Compensation Consultant	✓
Company and Board Communications with Stockholders regarding Company compensation practices	✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive must be terminated without cause or resign for good reason)

✓
Prohibition on Hedging or Pledging of Company Stock	✓
Prohibition on Tax Gross-Ups for Relocation and Temporary Housing Expenses	✓
Employment Agreement for CEO position only / New Limited Scope NEO Severance Letters	✓
Practice of Not Paying Excess Perquisites	✓

II.   Elements of 2016 Named Executive Officer Compensation

Detailed Analysis of 2016 Executive Compensation Program

Competitive Market Review for 2016

In determining the 2016 base salaries, cash bonus opportunities and equity grants for our named executive officers, our compensation committee relied on the following peer group prepared by Radford, and approved by the compensation committee in November 2015:

• ACADIA Pharmaceuticals	• ImmunoGen

• Alnylam Pharmaceuticals	• Ironwood Pharmaceuticals

• AMAG Pharmaceuticals	• Lexicon Pharmaceuticals

• Amicus Therapeutics	• MannKind

• Arena Pharmaceuticals	• Merrimack Pharmaceuticals

• Ariad Pharmaceuticals	• Momenta Pharmaceuticals

• Celldex Therapeutics	• Neurocrine Biosciences

• Clovis Oncology	• PTC Therapeutics

• Dyax	• Repligen

• Exelixis	• Tesaro

• Halozyme Therapeutics

Based on the approved November 2015 peer group, Radford prepared a formal executive compensation assessment that included publicly-available proxy information and certain non-public information for third-party executive compensation for the compensation committee’s consideration. In analyzing and setting our executive compensation program for 2016, the compensation committee compared certain aspects of our named executive officer compensation, including base salary, target bonus, long-term equity incentives and total direct compensation, to the compensation levels provided by our peer group as part of this assessment. Based on the results of the peer group compensation assessment, we determined that compensation levels for our named executive officers in 2016 generally reflected market competitive ranges. The compensation committee also reviewed data from the Radford Global Life Sciences Survey, comprising of 38 companies with under $250 million in revenue, ranging from $750 million to $5 billion in market cap (“Radford Survey Data”).

In determining Dr. Kaye’s compensation package as part of his appointment as our permanent CEO in September of 2016, the compensation committee reviewed and took into consideration peer group data, as well as the Radford Survey Data.

Base Salaries

The base salaries of our named executive officers are reviewed annually. We also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the compensation committee considers information regarding base salaries paid by our peer group, other data from its compensation consultant, the individual performance, position and tenure of the executive officer and internal comparability considerations. The compensation committee determined that these base salaries were appropriate in light of our compensation philosophy and the competitive pressures for attracting and retaining talent.

The base salary levels for 2016 and 2015 for our named executive officers are summarized in the table below. 2016. In February 2016, the compensation committee determined that it was in the best interests of the Company and its stockholders to defer decisions on 2016 merit increases in base salary and promotions/adjustments for our named executive officers pending the FDA’s decision on the eteplirsen NDA. On September 19, 2016, the FDA granted accelerated approval of EXONDYS 51. On the same day, the compensation committee approved salary adjustments of 3-4% to be delivered in RSAs in lieu of cash for Mr. Mahatme, Mr. Howton and Ms. Ruff. The compensation committee based the salary adjustments on data provided by Radford surveying market data with respect to merit budgets, and exercised its discretion in evaluating Company and individual performance. The compensation committee decided that the salary adjustments would be paid in the form of RSAs to enhance the named executive officers’ alignment with stockholders by tying the ultimate value of the awards to the execution of the launch of EXONDYS 51. For the terms of these RSAs see “Equity Incentive Plan Compensation – Performance-based Restricted Stock Awards” below. In addition, the compensation committee approved the promotion of Mr. Cumbo, effective October 1, 2016, to Senior Vice President and corresponding increases to his base salary and short-term incentive opportunity (see "Equity Incentive Plan Compensation” below). The compensation committee determined that Mr. Cumbo’s salary increase of 7% would be paid in cash, retroactive to March 2016.

In September 2016, in connection with Dr. Kaye’s appointment as our permanent CEO, the compensation committee approved a new employment agreement for Dr. Kaye.  Under this September 2016 employment agreement, he is entitled to a base annual salary of $550,000, subject to annual review by the Board (or a committee thereof). Dr. Kaye’s base salary may be increased, but not decreased below its then current level. In determining Dr. Kaye’s compensation, the Board took into account, among other things, his extensive experience in our industry, the salaries and potential bonuses commanded by principal executive officers at our peer group, including competitive market data for first time public CEOs, and input from an external executive compensation consulting firm. The terms of Dr. Kaye’s employment agreement are summarized below. See “Compensation Agreements for Named Executive Officers— Edward M. Kaye, M.D. —President and Chief Executive Offıcer.”

Name	Title	Salary 2016	Salary 2015	$ Change	% Change
Edward M. Kaye, M.D.	President and Chief Executive Officer	$550,000	$525,000	$25,000	4.8%
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$459,252	$459,252	—	—
David Tyronne Howton, Jr.	Senior Vice President, General Counsel and Corporate Secretary	$407,176	$407,176	—	—
Shamim Ruff	Senior Vice President, Regulatory Affairs and Quality	$356,070	$356,070	—	—
Alexander Cumbo	Senior Vice President, Global Commercial Operations	$317,500	$296,714	$20,786	7.0%

* See a description of time-based RSAs granted in lieu of base salary increases below.

Performance-Based Bonuses

In 2016, the compensation committee, with input from our CEO and the Board, established overall corporate goals and functional objectives against which the performance of our named executive officers would be measured for purposes of determining their 2016 bonus payments. In establishing the 2016 corporate goals and functional objectives, the compensation committee focused on objectives likely to bring both short term and long term stockholder values such as securing FDA accelerated approval for commercial launch of eteplirsen and diversifying its pipeline outside of DMD and its phosphorodiamidate morpholino oligomer (“PMO”) chemistries. Although our corporate goals and functional objectives are intended to be achievable with significant effort, we do not expect that every goal will actually be attained in any given year. The 2016 cash bonus for Dr. Kaye as Interim CEO was targeted at 60% of base salary, with a maximum payout of 150% of base salary. Following his nomination as CEO in September 2016, Dr. Kaye’s cash bonus was targeted at 65% of his base salary. For the rest of our named executive officers, 2016 bonuses were targeted at 40% of their respective base salaries, with a maximum payout of 150% of total target bonus.

The compensation committee received reports from and discussed with management the work that was done by the Company towards each corporate goal to determine levels of achievements. The same process was followed to determine achievement of each named executive officer’s functional objectives.  In recognition of the complexity, difficulty and substantial effort required of the Company to secure FDA accelerated approval for the commercial launch of eteplirsen, the compensation committee determined that this corporate goal was achieved at 140%. Total achievement of the corporate goals was determined to be at 120% of target in light of strong performance in 2016, as specified in the table below. The compensation committee suggested that the management allocation be based on the contribution of each employee.

The table below sets forth our 2016 five primary corporate performance goals weighting of each goal, and achievement levels determined by the compensation committee.

2016 Corporate Goals	Target Bonus Weighting	Achieved Performance as a % of Goal	Resulting Score
1. Secure FDA accelerated approval for commercial launch of eteplirsen	30%	140%	42%
2. Achieve successful company-wide commercial launch of eteplirsen	30%	100%	30%
3. Advance DMD product candidates toward potential approval (e.g., submit Marketing Authorization Application (“MAA”) with the European Medicines Agency (“EMEA”)) and grow pipeline beyond DMD/PMO	20%	120%	24%
4. Manage Corvallis / Andover site optimization; maintain mid-scale commercial product supply, transfer technology to new sites and scale up	10%	115%	11.5%
5. Drive financial and corporate strategy (e.g., develop and implement financial processes related to drug launch, expand DMD portfolio through one product acquisition, license or collaboration agreement, and add one product/collaboration beyond PMO)	10%	125%	12.5%
TOTAL	100%		120%

All of our named executive officers achieved 120% of their functional objectives. Dr. Kaye’s 2016 bonus was 100% dependent on the achievement of the corporate goals listed above given his role as an Interim CEO and later as CEO. For named executive officers, other than our CEO, 75% of their bonuses were dependent on the achievement of 2016 corporate goals and 25% were dependent on achievement of their functional objectives. 100% of 2016 bonus payout amounts were paid to our named executive officers in 2017 in cash.

Dr. Kaye’s achievements in 2016 included successfully leading the efforts to secure FDA accelerated approval for EXONDYS 51, which was granted in September 2016; launching EXONDYS 51 shortly after approval; submitting MAA for eteplirsen to treat DMD amenable to exon 51 skipping; and advancing peptide-conjugated PMO (“PPMO”).

The 2016 functional objectives for Mr. Howton related to providing necessary and timely legal support to facilitate a successful commercial launch of EXONDYS 51, business development, finance and human resources initiatives, as well as managing litigation for the Company and implementing patent assessment and prosecution strategies. Mr. Howton provided strategic legal and compliance support to facilitate the successful commercial launch of EXONDYS 51. He also successfully managed litigation matters and maneuvered various litigation risks for the Company with successful outcomes in 2016. In addition, he implemented patent assessment and prosecution strategies designed to provide protections for both late and early stage product candidates. Mr. Howton also provided legal advice, drafting and negotiation support for business development, finance and human resources initiatives, which included support for two efficient and successful capital raises, collaboration agreements with Nationwide Children’s Hospital and Catabasis Pharmaceuticals, Inc. (“Catabasis”) and exclusive license and collaboration agreement with Summit (Oxford) Ltd. (“Summit”).

Mr. Mahatme’s 2016 functional objectives related to ensuring that the Company is appropriately financed, ensuring the development and implementation of all financial processes related to drug launch, continuing to expand the Company’s pipeline and managing information technology.  Mr. Mahatme successfully led the effort to close a $327.4 million public offering of our common stock in September 2016 and a $37.3 million public offering of our common stock in June 2016, which were key to funding the Company’s activities. Mr. Mahatme also led the Company’s entry into an exclusive license agreement with Nationwide Children’s Hospital for their Galgt2 gene therapy program in January 2016, and into a research and option agreement with Nationwide Children’s Hospital on their microdystrophin gene therapy program in December 2016. In addition, he led the Company’s entry into a joint research collaboration with Catabasis to explore a combination drug treatment approach for DMD in September 2016 and into an exclusive license and collaboration agreement with Summit for European rights to Summit’s utrophin modulator pipeline for the treatment of DMD in October 2016.

Ms. Ruff and Mr. Cumbo did not have specific functional objectives for 2016 since they were not named executive officers when the objectives were set in January 2016. 75% of their bonus payouts was based on the achievement of 2016 corporate goals and 25% was based on the evaluation of their individual performance by our Chief Executive Officer and the compensation committee.

The following table shows, for each of our named executive officers, the aggregate dollar value of the bonuses awarded for 2016 and 2015 corporate and individual performance achievements:

Name	Title	Bonus 2016(1)	Bonus 2015(2)	$ Change	% Change
Edward M. Kaye, M.D.	President and Chief Executive Officer	$429,000	$249,704	$179,296	71.8%
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$220,441	$165,331	$55,110	33.3%
David Tyronne Howton, Jr.	Senior Vice President, General Counsel and Corporate Secretary	$195,445	$146,583	$48,862	33.3%
Shamim Ruff	Senior Vice President, Regulatory Affairs and Quality	$170,914	$96,139	$74,775	77.8%
Alexander Cumbo	Senior Vice President, Global Commercial Operations	$152,400	$80,113	$72,287	90.2%

(1)	The 2016 bonus figure reflects a cash bonus received in March 2017.
(2)

The 2015 bonus figure reflects a total annual bonus earned with respect to 2015 performance and paid in February 2016 as follows: 75% in cash and 25% in restricted stock vesting on the six-month anniversary of the date of grant, subject to continued employment. The restricted stock granted to each named executive officer vested in August 2016.

Equity Incentive Plan Compensation

February 2016 Equity Compensation

In recognition of stockholder feedback to increase the performance-based component of our named executive officer compensation program, in February 2016, the compensation committee granted our named executive officers annual stock option awards under our Restated Plan that consist of one-half time-based stock options, and one-half performance-based stock options. The time-based stock options granted to our named executive officers in 2016 vest as follows: 25% of the shares of our common stock underlying such options vested on February 28, 2017 and 1⁄48th of the total shares of our common stock underlying such options vest on each monthly anniversary thereafter, such that the option will be fully vested on February 29, 2020, subject to the named executive officer continuing to provide services through each such vesting date.

Different percentages of these February 2016 performance-based options will become eligible to vest based on time if the performance milestones for these options are achieved by the Company within the stated specified periods.  Half of the options began vesting when the FDA provided marketing approval for eteplirsen as of the applicable Prescription Drug User Fee Act date and the other half of the options began vesting when we filed an MAA with the EMEA in November 2016. Vesting of the options allocated to the achievement of each goal is as follows: (i) 50% of the options allocated to the achieved goal vests immediately upon achievement of the performance condition (25% of the total performance-based options granted) and (ii) the remaining 50% of the options allocated to the achieved goal (25% of the total performance-based options granted) vests over four years with 25% of these remaining options vesting on the first year anniversary of the grant date and 1/48th of these remaining options vesting monthly thereafter.

September 2016 Incentive Plan Compensation

In September 19, 2016, the FDA granted accelerated approval of EXONDYS 51. On the same day, the compensation committee approved salary adjustments of 3-4% to be delivered in RSAs in lieu of cash for Mr. Mahatme, Mr. Howton and Ms. Ruff. These RSAs vested six months from the date of grant, on March 19, 2017.

In addition, in order to incentivize a strong start of the launch of EXONDYS 51 and to retain key executives through the launch period, the compensation committee granted on September 19, 2016 performance-based restricted share awards to all named executive officers except for our CEO. Vesting of these restricted shares is contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between grant date and June 30, 2018. 100% of the total restricted shares vest during this period upon the Company exceeding $80 million in total quarterly revenue reported in publicly released GAAP financials, and additional 25% of the total restricted shares vest during the same period if the total quarterly revenue reported in the publicly released GAAP financials exceeds $100 million. Vesting of these restricted share awards is subject to the named executive officer’s continued service to the Company through the applicable vesting date.

The time-based and performance-based stock options, as well as the RSAs, granted to our named executive officers under our Restated Plan in 2016 are set out in our Grants of Plan Based Awards in 2016 table below.

In determining the shares of our common stock awarded to each named executive officer pursuant to the equity awards described above, the compensation committee generally took into account each named executive officer’s responsibilities, relative position in the Company, past grants, the total number of vested and unvested equity incentives held by each named executive officer, and approximate grants in terms of value and percent of outstanding equity granted to individuals in similar positions in our peer group companies and other companies of comparable size in the biopharmaceutical industry. In addition, the compensation committee considered the individual performance and contribution of each named executive officer, the Company’s own subjective assessment of market conditions, its ability to retain the individual named executive officer, and the goal of increasing the value of the Company. The compensation committee further considered the size of the grants in the context of the total annual equity budget for the Company and the Company’s strong performance at the time of the grant.

Dr. Kaye’s equity compensation in 2016 was designed to increase his equity ownership to further align his interests with those of our stockholders and have the equity portion of his compensation be more in line with that of the chief executive officers in the Company’s peer group.

2013 Performance-Based Option Awards

In September 2016, following the FDA’s grant of accelerated approval for EXONDYS 51, 50% of the performance-based options granted in 2013 to our named executive officers became eligible for time-based vesting as a result of the achievement of this performance milestone. These options vest over a four-year period commencing with the grant date of June 2013 and will become fully vested in June 2017.

Section 401(k) Plan

Our Section 401(k) plan (the “401(k) Plan”) is a defined contribution profit sharing plan with a 401(k) option in which substantially all of our employees are eligible to participate. The 401(k) Plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. For 2016, our named executive officers received a Company matching contribution equal to 100% of the first 4% of eligible compensation contributed to the 401(k) Plan, subject to the maximum amount permitted by law.

Additional Benefits

We provide a limited number of additional benefits to our named executive officers to permit them to be accessible to the business as required and to ensure increased effectiveness, delivery and performance by residing in closer proximity to the Company’s headquarters in Cambridge, Massachusetts. However, in January 2016, the compensation committee approved a policy under which the Company will no longer provide tax gross-ups for relocation and temporary housing expenses to our named executive officers.

We also provide our named executive officers with additional coverage under our group basic life insurance and AD&D plans, in the amount of 2.5 times basic annual salary, up to a maximum of $1.2 million. In addition, we provide Mr. Mahatme with reimbursement for an individually-purchased life insurance policy for an additional $500,000 in coverage. Under our group long-term disability policy, all regular-status full- and part-time employees, including our named executive officers, are provided with a disability benefit equal to a maximum of $15,000 per month and subject to specific plan and provider requirements. Since employees earning annual base salaries over $300,000 would exceed the monthly maximum available under this policy in the event of their disability, the

Company establishes individual supplemental long-term disability policies for these employees, and pays for the associated costs. All of our named executive officers are eligible for these individual supplemental long-term disability policies and are provided with coverage in $5,000 increments up to the maximum monthly coverage as defined in our group long-term disability policy.

Severance/Termination Protection

General terms of employment, including compensation and benefits payable upon termination of employment are set forth in offer letters, change in control agreements, or otherwise agreed-upon arrangements between the named executive officer and the Company. The compensation committee sets such compensation and benefits in order to be competitive in the hiring and retention of employees, including named executive officers. Additionally, we entered into an employment agreement with Dr. Kaye in September 2016 in connection with his appointment as CEO. See “Compensation Agreements for Named Executive Officers.” All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received in the event of termination of such executive’s employment are described in “Compensation Agreements for Named Executive Officers—Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “Potential Payments Upon Termination or a Change in Control.”

Other Factors that Impact or Influence Our Named Executive Officer Compensation Program

New Policies Adopted in 2016

In response to stockholder feedback, in 2016 we adopted stock ownership guidelines and a clawback policy, the terms of which are summarized below.

Stock Ownership Guidelines

In April 2016, in order to encourage equity ownership by our executive officers and non-employee directors, we adopted stock ownership guidelines for these individuals.  The purpose of the stock ownership guidelines is to enhance the linkage between the interests of the stockholders of the Company and our executive officers and non-employee directors through a minimum level of stock ownership, while also mitigating the potential for excessive risk-taking. The stock ownership guidelines generally require each executive officer and non-employee director of the Company to reach a minimum level of target ownership of common stock of the Company within a specified period of time after becoming subject to the stock ownership guidelines, and to maintain such level for so long as the stock ownership guidelines apply.

Generally, each non-employee director and executive officer has five years to attain their respective stock ownership target.  Non-employee directors are generally required to own stock in an amount equal to three times their annual cash retainer.  Executive officers are generally required to own stock in an amount equal to one times their base salary, with the exception of the Chief Executive Officer, who is generally required to own stock in an amount equal to three times his base salary.

Compensation Clawback Policy

In April 2016, we adopted a compensation clawback policy, which provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.  The policy applies to the Company’s current and former executive officers, as well as other covered individuals, as determined by the Board.  Compensation that is granted, earned or vested based wholly on the attainment of a financial goal (not an operational goal or subject to time-based vesting) is subject to recoupment.  In the event the Company is required to prepare an accounting restatement of its previously-issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws (i.e., to correct one or more material errors) and such restatement is a result of misconduct, the Company will recoup the excess incentive compensation that was based on the erroneous data from each individual subject to the clawback policy.  If the Company is required to prepare an accounting restatement, the Company will recoup from each covered individual all excess incentive compensation received by such covered individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

Total Stockholder Return

Despite the accelerated approval granted by the FDA for EXONDYS 51 and the progress in our research and development programs and strategic objectives in 2016, the Company’s Total Stockholder Return (“TSR”) declined 28.90% on a year-over-year basis from December 31, 2015 to December 31, 2016. However, our three-year TSR through December 31, 2016 increased by 34.66%, which is higher than the NASDAQ Composite Index and the NASDAQ Biotechnology Index, and our five-year TSR through December 31, 2016 increased 513.65%, which is significantly higher than the NASDAQ Composite Index and the NASDAQ Biotechnology Index. Such data support our pay-for-performance compensation strategy in 2016 and our focus on drivers for compensation that build short- and long-term value.

The market prices for securities of small to mid-cap biotechnology companies, including our stock, have been historically volatile. For example, during 2016, our stock traded from a low of $8.00 per share to a high of $63.73 per share. The stock market has also experienced extreme price and volume fluctuations that have often been unrelated to, or disproportionate to, the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs. Although our compensation committee takes into consideration the short- and long-term performance of our stock, due to volatility factors such as those discussed above, and factors outside of the control of the Company, our compensation committee takes into account other factors that support both short- and long-term creation of value for the Company and its stockholders discussed below.

Compensation Philosophy

The following executive compensation principles form the basis of the Company’s compensation philosophy and guided the compensation committee during 2016 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive talent market;
•

compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing at risk short- and long-term incentives in the total compensation mix;

•

compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;

•	executives with comparable levels of responsibility should be compensated comparably; and
•	compensation should be transparent and easily understandable to both our executives and our stockholders.

Compensation Program Design

The compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We intend for the total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits to remain competitive in the biopharmaceutical marketplace for suitable talent and in accordance with our short- and long-term goals.

While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit-based and to reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed upon corporate goals and functional objectives. With respect to our Chief Executive Officer, 100% of the goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a target bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of pre-established corporate goals and functional objectives. In determining the 2016 equity awards of our named executive officers, the compensation committee took into account (i) the short and long-term value to stockholders being built by the Company as indicated by its TSRs, (ii) the competitive annual market values for each individual executive, (iii) the achievement of corporate goals and functional objectives, (iv) the amount of vested and unvested equity awards held by a named executive officer at the time of grant and (v) market factors that require the Company to remain competitive in its compensation package in order to attract and retain qualified individuals.

Role of Chief Executive Officer

Historically, our Chief Executive Officer plays a pivotal role in determining executive compensation, other than with respect to his own compensation. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers other than himself. Following such assessments, our Chief Executive Officer recommends to the compensation committee a base salary, performance-based bonus and a grant of stock options for each named executive officer other than himself. The compensation committee considers the information provided by the Chief Executive Officer, together with other information available to the compensation committee, and determines the compensation for each named executive officer.

Role of Compensation Consultants

The compensation committee engaged its own independent third-party compensation consultant, Radford, to assist the compensation committee with its 2016 compensation review, analysis and actions. Radford’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Radford, our compensation committee determined that Radford is independent, and that there is no conflict of interest resulting from retaining Radford during fiscal year 2016. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the NASDAQ listing standards.

Additional information regarding the services provided by Radford is discussed below in greater detail. Other than services provided to our compensation committee, Radford did not perform any other work for us in 2016.

Setting Executive Compensation and Determining the Overall Mix of Compensation

The compensation committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives including equity components that are mostly at-risk, (i) is competitive without being excessive, (ii) is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership, (iii) is attractive to any additional talent that might be needed in a rapidly changing competitive landscape, (iv) avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and (v) provides the appropriate incentives to our executives to create long-term organizational and stockholder value by incorporating and aligning the value of performance equity awards made to our executive officers tied to achievements made that contribute to strategic Company objectives focused on regulatory and clinical developments.

As a general proposition, in setting compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation of our peers and other companies in the biopharmaceutical industry, analyses of reports from compensation consultants, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and the Company, and the value and size of the total vested and unvested equity grants owned by the named executive officers.

The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on competitive market assessments and benchmarks, reports of compensation consultants, as well as the compensation committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the compensation committee determines the appropriate level and mix of total compensation, keeping in mind our compensation philosophy.

As noted above, however, we faced unique challenges in 2016, with respect to our executive compensation program given that 2016 was an extraordinarily demanding year for our named executive officers as a result of the regulatory and other challenges the Company faced in 2016 in the process of commercializing its first product in the United States.

Tax and Accounting Implications of the Executive Compensation Program

We generally will be entitled to a tax deduction in connection with compensation paid to our named executive officers at the time the named executive officer recognizes such compensation. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code. In addition, the long-term incentive compensation awarded to the named executive officers is based on a fixed value at grant, and therefore, is not subject to variable accounting treatment under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. Although we generally consider the impact of Code Section 162(m) deductibility limitations, in specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Risk Assessment of Compensation Policies and Practices

As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our compensation committee considered the following:

•	our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;
•	our grant of equity-based awards with time-based vesting and performance-based vesting, both of which encourage our named executive officers to look to long-term appreciation in equity values;
•	our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value;
•	the compensation committee’s ability to exercise discretion in determining incentive program payouts and equity awards;
•	share ownership and holding guidelines applicable to our directors and executive officers; and
•	Prohibition on hedging or pledging of Company stock.

Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for 2016, 2015 and 2014, as applicable. Total compensation paid to or earned by Ms. Ruff and Mr. Cumbo are reported only for 2016, which was the first year each individual was a named executive officers.

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Edward M. Kaye, M.D. (1)	2016	$532,099	$64,492	$2,385,220	$429,000	$18,197	$3,429,008
President and Chief Executive Officer	2015	$494,585	$1,939,532	$1,694,678	$249,704	$18,197	$4,396,696
	2014	$399,017	—	$1,155,231	$131,676	$17,797	$1,703,721

Sandesh Mahatme(1)	2016	$459,252	$1,238,311	$894,458	$220,441	$24,438	$2,836,900
Executive Vice President,	2015	$456,664	$371,910	$1,309,997	$165,331	$61,190	$2,365,091
Chief Financial Officer and Chief Business Officer	2014	$443,722	—	$1,522,805	$150,865	$65,637	$2,183,029

David Tyronne Howton, Jr. (1)	2016	$407,176	$996,553	$715,566	$195,445	$12,718	$2,327,458
Senior Vice President, General	2015	$404,881	$338,100	$894,125	$146,583	$12,718	$1,796,407
Counsel and Corporate Secretary	2014	$393,407	—	$1,155,231	$133,758	$12,518	$1,694,914

Shamim Ruff(1)	2016	$356,070	$877,217	$596,305	$170,914	$15,567	$2,016,073
Senior Vice President,
Regulatory Affairs and Quality

Alexander Cumbo(1)	2016	$314,175	$846,551	$477,044	$152,400	$11,579	$1,801,749
Senior Vice President,
Global Commercial Operations

(1)	For details regarding our named executive officers compensation agreements, see “Compensation Agreements for Named Executive Officers” below.
(2)	See the column in this table captioned “Stock Award” and the table below captioned “Grants of Plan Based Awards in 2016” for time-vesting RSAs granted in lieu of base salary increase.

(3)   The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 12 to the consolidated financial statements set forth in our Annual Report. For stock awards with performance conditions, if and when deemed probable that such performance milestones may be achieved within the required time frame, the Company may recognize up to $6.3 million of stock-based compensation. See the table below captioned “Grants of Plan Based Awards in 2016” for additional information on equity awards granted in 2016.

(4)

Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2016” and the “Compensation Discussion and Analysis” above for additional information.

(5)	The amounts disclosed under the column entitled “All Other Compensation” include the following for 2016:

Name	Matching Contributions to 401(k) Account	Long-term Disability Premiums	Life Insurance Premiums	Total
Edward M. Kaye, M.D.	$10,600	$7,597	—	$18,197
Sandesh Mahatme	$10,600	$3,640	$10,198	$24,438
David Tyronne Howton, Jr.	$10,600	$2,118	—	$12,718
Shamim Ruff	$10,600	$4,967	—	$15,567
Alexander Cumbo	$10,600	$979	—	$11,579

Grants of Plan Based Awards in 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target(1)	Maximum(1)	Target (2)	Maximum (2)	All Other Stock Awards: Number of Shares of Stock/Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(3)
Edward M. Kaye, M.D.	2/29/2016			100,000				$13.71	$1,193,000
President and	2/29/2016						100,000	$13.71	$1,193,000
Chief Executive Officer	2/29/2016					4,704(5)			$64,492
		$357,500	$536,250

Sandesh Mahatme	2/29/2016			37,500				$13.71	$447,375
Executive Vice President,	2/29/2016						37,500	$13.71	$447,375
Chief Financial Officer	2/29/2016					3,115(5)			$42,707
and Chief Business Officer	9/19/2016			19,125	23,906				$1,169,960
	9/19/2016					524(6)			$25,645
		$183,701	$275,551

David Tyronne Howton, Jr.	2/29/2016			30,000				$13.71	$357,900
Senior Vice President,	2/29/2016						30,000	$13.71	$357,900
General Counsel and	2/29/2016					2,762(5)			$37,867
Corporate Secretary	9/19/2016			15,300	19,125				$935,978
	9/19/2016					464(6)			$22,708
		$162,870	$244,306

Shamim Ruff	2/29/2016			25,000				$13.71	$298,250
Senior Vice President,	2/29/2016						25,000	$13.71	$298,250
Regulatory Affairs	2/29/2016					1,811(5)			$24,829
and Quality	9/19/2016			13,500	16,875				$825,863
	9/19/2016					542(6)			$26,525
		$142,428	$213,642

Alexander Cumbo	2/29/2016			20,000				$13.71	$238,600
Senior Vice President,	2/29/2016						20,000	$13.71	$238,600
Global Commercial	2/29/2016					1,509(5)			$20,688
Operations	9/19/2016			13,500	16,875		16,875		$825,863
		$127,000	$190,500

(1)

Amounts represent the annual incentive bonus target and maximum payment amounts for each named executive officer. The actual amounts paid to each of the named executive officers for 2016 are set forth in the Summary Compensation Table above.

(2)   Amounts represent the target and maximum amounts for equity incentive plan awards with performance conditions for each named executive officer.

(3)

These amounts represent the grant date fair value of option awards granted in 2016 determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2016. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 12 to the consolidated financial statements set forth in our Annual Report. For stock awards with performance conditions, if and when deemed probable that such performance milestones may be achieved within the required time frame, the Company may recognize up to $6.3 million of stock-based compensation.

(4)   This column denotes the exercise price for the 2016 options.

(5)	Amounts represent restricted stock that were granted in February 2016 as part of the bonus for 2015.
(6)	Amounts represent time-vesting RSAs granted in lieu of base salary increase in September 2016.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Outstanding Equity Awards at 2016 Year End

The following table provides information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2016, based on the closing price of $27.43 per share of our common stock on December 30, 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable		Options Exercise Price	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested		Market Value of Shares/Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares/Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or payout Value of Unearned Shares, Units or Other Rights That Haven Not Vested
Edward M. Kaye, M.D.	85,488	—		$8.28	6/20/2021	—		—	—		—
President and	79,000	—		$10.08	8/23/2022	—		—	—		—
Chief Executive Officer	39,375	5,625	(1)	$34.92	6/4/2023	—		—	—		—
	32,250	3,750	(2)	$34.92	6/4/2023	—		—	—		—
	38,958	16,042	(3)	$29.03	2/28/2024	—		—	—		—
	74,708	88,292	(4)	$13.90	2/27/2025	—		—	—		—
	50,000	50,000	(5)	$13.71	2/29/2026	—		—	—		—
	—	100,000	(6)	$13.71	2/29/2026	—		—	—		—
	—	—		—	4/20/2018	55,392	(7)	$1,519,403	—		—

Sandesh Mahatme	149,000	—		$23.85	11/5/2022	—		—	—		—
Executive Vice President,	100,000	—		$23.85	11/5/2022	—		—	—		—
Chief Financial Officer and	59,062	8,438	(1)	$34.92	6/4/2023	—		—	—		—
Chief Business Officer	48,375	5,625	(2)	$34.92	6/4/2023	—		—	—		—
	51,354	21,146	(3)	$29.03	2/28/2024	—		—	—		—
	27,749	68,251	(4)	$13.90	2/27/2025	—		—	—		—
	18,750	18,750	(5)	$13.71	2/29/2026	—		—	—		—
	—	37,500	(6)	$13.71	2/29/2026	—		—	—		—
	—	—		—	6/30/2018	—		—	23,906	(8)	$655,742
	—	—		—	3/19/2017	524	(9)	$14,373	—		—

David Tyronne Howton, Jr.,	149,000	—		$23.85	11/5/2022	—		—	—		—
Senior Vice President,	39,375	5,625	(1)	$34.92	6/4/2023	—		—	—		—
General Counsel and	32,250	3,750	(2)	$34.92	6/4/2023	—		—	—		—
Corporate Secretary	38,958	16,042	(3)	$29.03	2/28/2024	—		—	—		—
	24,415	46,585	(4)	$13.90	2/27/2025	—		—	—		—

	15,000	15,000	(5)	$13.71	2/29/2026	—		—	—		—
	—	30,000	(6)	$13.71	2/29/2026	—		—	—		—
	—	—		—	6/30/2018	—		—	19,125	(8)	$524,599
	—	—		—	3/19/2017	464	(9)	$12,728	—		—

Shamim Ruff	77,333	1,667	(10)	$26.24	1/2/2023	—		—	—		—
Senior Vice President,	15,750	2,250	(1)	$34.92	6/4/2023	—		—	—		—
Regulatory Affairs	12,900	1,500	(2)	$34.92	6/4/2023	—		—	—		—
and Quality	12,750	5,250	(3)	$29.03	2/28/2024	—		—	—		—
	3,415	12,675	(4)	$13.90	2/27/2025	—		—	—		—
	23,750	36,250	(11)	$14.76	5/6/2025	—		—	—		—
	12,500	12,500	(5)	$13.71	2/29/2026	—		—	—		—
	—	25,000	(6)	$13.71	2/29/2026	—		—	—		—
	—	—		—	6/30/2018	—		—	16,875	(8)	$462,881
	—	—		—	3/19/2017	542	(9)	$14,867	—		—

Alexander Cumbo	63,645	1,355	(1[0] )	$26.24	1/2/2023	—		—	—		—
Senior Vice President,	15,750	2,250	(1)	$34.92	6/4/2023	—		—	—		—
Global Commercial	12,900	1,500	(2)	$34.92	6/4/2023	—		—	—		—
Operations	15,229	6,271	(3)	$29.03	2/28/2024	—		—	—		—
	9,166	10,834	(4)	$13.90	2/27/2025	—		—	—		—
	10,000	10,000	(5)	$13.71	2/29/2026	—		—	—		—
	—	20,000	(6)	$13.71	2/29/2026	—		—	—		—
	—	—		—	6/30/2018	—		—	16,875	(8)	$462,881

(1)

This stock option fully vests on June 4, 2017, and vests at a rate of 25% of the shares underlying the option on June 4, 2014 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(2)

This performance-based option vests in accordance with the achievement of performance milestones tied to FDA approval of eteplirsen and filings for investigational new drugs (“INDs”).  Vested amounts represent 80% of the 2013 performance-based options that became eligible for time-based vesting based on filing of INDs in 2014 and the approval of EXONDYS 51 in 2016 and will become fully vested on June 4, 2017. The remaining 20% of this performance-based option was forfeited.

(3)

This stock option fully vests on February 28, 2018, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2015 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(4)

This stock option fully vests on February 28, 2019, and vests at a rate of 25% of the shares of our common stock underlying the option on February 29, 2016 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(5)   This performance-based option vests in accordance with the achievement of performance goals, as described above under “Equity Incentive Plan Compensation - February 2016 Equity Compensation.”  Vested amounts represent 50% of the 2016 performance-based options that became immediately vested following the approval of EXONDYS 51 by the FDA and the submission of the MAA to the EMA for eteplirsen. The remaining 50% of the 2016 performance-based options vests over four years with 25% vesting on February 28, 2017 and 1/48th of these remaining options vesting monthly thereafter, subject to each holder continuing to provide services to the Company through each such vesting date.

(6)

This stock option fully vests on February 29, 2020, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2017 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.
(7)	This RSA fully vests on April 20, 2018, and vests in twelve equal quarterly installments beginning on April 20, 2015.
(8)

This performance-based RSA vests in accordance with the achievement of performance goals, as described above under “Equity Incentive Plan Compensation - September 2016 Incentive Plan Compensation”. The vesting of these restricted share awards is contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between grant date and June 30, 2018, subject to each holder continuing to provide services to the Company through each such vesting date.

(9)	This RSA fully vested on March 19, 2017.
(10)

This stock option fully vested in accordance with its terms on January 2, 2017, and vested at a rate of 25% of the shares of our common stock underlying the option on January 2, 2014 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.

(11)

This stock option fully vests in accordance with its terms on May 6, 2019, and vested at a rate of 25% of the shares of our common stock underlying the option on May 6, 2016 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.

The following table provides information relating to stock option exercises and the vesting of restricted stock awards for our named executive officers during 2016:

2016 Option Exercises and Stock Vested For Named Executive Officers

	Stock Awards		Stock Options
Name	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting	Number of Options Exercised (2)	Value Realized on Exercising
Edward M. Kaye, M.D.,	41,632	$1,087,193	67,531	$3,243,048
President and Chief Executive Officer

Sandesh Mahatme	3,115	$81,208	31,000	$1,070,020
Executive Vice President, Chief Financial Officer and Chief Business Officer

David Tyronne Howton, Jr.	2,762	$72,005	16,000	$628,630
Senior Vice President, General Counsel and Corporate Secretary

Shamim Ruff	1,811	$47,213	8,311	$355,699
Senior Vice President, Regulatory Affairs and Quality

Alexander Cumbo	1,509	$39,340	—	—
Senior Vice President, Global Commercial Operations

(1)	Represents the shares of our common stock acquired upon the vesting of restricted stock during 2016.
(2)	Represents the shares of our common stock underlying options exercised during 2016.

2016 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any plan following retirement.

2016 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments upon Termination or a Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment (within 12 months following a change in control or outside of such period), or in the event of a change in control without termination of such executive’s employment. The amount of compensation payable to each named executive officer: (i) upon termination without cause before or after 12 months following a change in control, (ii) upon termination without cause or resignation for good reason upon or within 12 months following a change in control, and (iii) in connection with a change of control, is shown below. The amounts shown assume that such termination or change in control, as applicable, took place on December 31, 2016 based on the agreements in effect on that date, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon the occurrence of the relevant triggering event. The table below reflects the agreements with our named executive officers in place as of December 31, 2016.

Name	Benefit	Before a Change in Control or After 12 Months Following a Change in Control, Termination w/o Cause(1)	Upon or Within 12 Months Following a Change in Control, Termination w/o Cause or Resignation for Good Reason(2)	Change in Control(3)
Edward M. Kaye, M.D.,	Cash Severance	$1,182,500	$1,182,500	—
President and Chief Executive Officer	Accelerated Vesting of Equity Awards	$2,248,989	$4,771,993	$4,771,993
	COBRA Continuation	$29,092	$32,374	—
	Total	$3,460,581	$5,986,867	$4,771,993
Sandesh Mahatme,	Cash Severance	—	$872,579	—
Executive Vice President,	Accelerated Vesting of Equity Awards	—	$2,365,287	$2,365,287
Chief Financial Officer and Chief Business Officer	COBRA Continuation	—	$31,205	—
	Total	—	$3,269,071	$2,365,287
David Tyronne Howton, Jr.,	Cash Severance	—	$773,634	0
Senior Vice President, General Counsel and	Accelerated Vesting of Equity Awards	—	$1,785,008	$1,785,008
Corporate Secretary	COBRA Continuation	—	$32,374
	Total	—	$2,591,017	$1,785,008
Shamim Ruff	Cash Severance	—	$676,533	—
Senior Vice President, Regulatory Affairs and Quality	Accelerated Vesting of Equity Awards	—	$1,625,012	$1,625,012
	COBRA Continuation	—	$31,205	—
	Total	—	$2,332,750	$1,625,012
Alexander Cumbo	Cash Severance	—	$603,250	—
Senior Vice President,	Accelerated Vesting of Equity Awards	—	$1,022,678	$1,022,678
Global Commercial Operations	COBRA Continuation	—	$32,374	—
	Total	—	$1,658,302	$1,022,678

(1)

Under the employment agreement in place for Dr. Kaye as of December 31, 2016, if during Dr. Kaye’s employment term and outside of a change in control period, Dr. Kaye’s employment with the Company is terminated by the Company other than by reason of Cause (as defined in his employment agreement), death or disability, he would be entitled to:

(i) 18 months of his base salary as of the date of termination and target bonus, payable in substantially equal installments in accordance with the regular payroll policies of the Company;

(ii) immediate vesting of all shares and options scheduled to vest over the 12 months following the termination, including performance-based options/shares where milestones are met prior to his last date of employment and vesting has begun;

(iii) a monthly amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans less the amount of Dr. Kaye’s portion of the premium as if he was an active employee for a period of 18 months; and

(iv) an extension of the post-termination exercise period on his outstanding options to 12 months following the date of termination.

(2)

Upon termination of the named executive officer’s employment by us without “Cause” or due to a “Constructive Termination” (each, as defined in the Severance Agreements described below) either upon or within 12 months following a change in control, the named executive officer is entitled to:

(i) an amount equal to 18 months of his or her base salary at the rate in effect immediately prior to such termination payable in a cash lump sum;

(ii) an amount equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum;

(iii) accelerated vesting on all outstanding and unvested equity awards; and

(iv) if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for the executive and his or her eligible dependents for up to 18 months following the date of termination. The receipt of the benefits described herein is contingent upon the named executive officer signing a release of claims in a form we provide.

(3)   Pursuant to the terms of each of our 2002 Plan and the Restated Plan, where a successor corporation does not   assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time. The stated dollar amounts in this column reflect the spread value of all unvested equity awards held by each named executive officer, assuming a stock price of $27.43 per share, the closing price of our common stock on the NASDAQ Global Market on December 30, 2016, the last trading day of our 2016 fiscal year.

III.Compensation Agreements for Named Executive Officers

Edward M. Kaye, M.D. — President and Chief Executive Offıcer

September 2016 Employment Agreement

On September 20, 2016, the Board appointed Dr. Kaye as President and CEO and to serve as a member of the Board. Prior to this appointment, Dr. Kaye served as the Company’s Interim Chief Executive Officer since March 31, 2015. He also served as our Chief Medical Officer from June 2011 to March 2017. In connection with his appointment as CEO, we entered into an employment agreement with Dr. Kaye effective September 20, 2016 (the “Effective Date”), providing for Dr. Kaye’s employment as our President and CEO. Dr. Kaye’s compensation package was extensively negotiated.

The employment agreement has an initial term of one year commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the employment agreement automatically extends on a yearly basis unless either we or Dr. Kaye provide 60 days’ notice of an intent not to renew. Under the terms of his employment agreement, Dr. Kaye is entitled to receive a base annual salary of $550,000, subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level. Dr. Kaye is also eligible to receive a target annual bonus of at least 65% of his base salary upon achievement of performance objectives determined by the Board. In addition to his base salary and annual bonus opportunity, Dr. Kaye is eligible to receive annual equity grants, however, none were granted in connection with the signing of the employment agreement.

Pursuant to the terms of the employment agreement, Dr. Kaye is also entitled to reimbursement for reasonable travel, entertainment or other business expenses he incurs in connection with the performance of his duties. Dr. Kaye is also entitled to participate in current and future employee benefit plans that apply to other executive officers of the Company, including paid vacation.

In the event of non-renewal of the employment agreement or Dr. Kaye’s resignation without good reason, the payments due include accrued benefits, including earned but unpaid salary and bonus, accrued vacation and reimbursement of business expenses. The employment agreement provides for termination benefits that vary depending on the reasons for the termination of employment and certain benefits are conditioned upon Dr. Kaye’s timely execution and non-revocation of a release. In the event that Dr. Kaye is terminated for cause, he is eligible for accrued benefits other than any unpaid bonus. In the event Dr. Kaye is terminated without cause or resigns for good reason, in each case, during the term of the employment agreement and prior to or following the 12-month period commencing on a change in control, he will be eligible to receive accrued benefits, a pro-rata bonus, 18 months of his base salary and target bonus (paid over an 18 month period), immediate vesting of all equity awards scheduled to vest over the 12 months following the termination, excluding performance-based equity awards other than those awards where milestones are met prior to his last date of employment and vesting has begun, a monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans less the amount of Dr. Kaye’s portion of the premium as if he was an active employee for a period of 18 months, outplacement services up to a value of $20,000 and the right to exercise his vested options for a period of no less than 12 months after his last date of employment (but not beyond the option term). Additionally, the employment agreement requires that Dr. Kaye resign his seat on the Board upon termination of employment with the Company or the loss of the CEO title.

The employment agreement generally defines “cause” to mean, with respect to Dr. Kaye: (i) his substantial and repeated failure to attempt in good faith to perform his duties or follow the reasonable and legal direction of the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) the indictment for, conviction of, or pleading guilty or nolo contendere  to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; or (v) his material breach of the employment agreement or material violation of the Company’s code of conduct or other written material policy.  The employment agreement generally defines “good reason” to mean, with respect to Dr. Kaye, subject to certain notice and cure provisions:  (i) material diminution in his base salary or target bonus; (ii) material diminution in his title or responsibilities; (iii) relocation of his work location by more than 50 miles; or (iv) the Company’s material breach of the employment agreement or any equity award agreement.

Dr. Kaye’s severance rights during the 12-month period of time commencing upon a change in control are governed by his existing change in control agreement with the Company. See the section below captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Dr. Kaye’s employment agreement also requires him not to compete, either directly or indirectly, with us while employed by us and for a period of one year thereafter. In addition, the employment agreement requires Dr. Kaye not to solicit our employees to leave their employment with us and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity during, and for one year following, the termination of his employment.

Potential Amendments to Employment Agreement

In connection with Dr. Kaye’s pending resignation as President and Chief Executive Officer, the Board and Dr. Kaye are discussing potential amendments to his employment agreement.  To the extent the amendments to Dr. Kaye’s employment agreement are finalized prior to the Annual Meeting, the Company will supplement this proxy statement with disclosure of the material terms of the amendments.

Sandesh Mahatme — Executive Vice President, Chief Financial Offıcer and Chief Business Officer

On November 5, 2012, we hired Sandesh Mahatme as our Senior Vice President, Chief Financial Officer. In connection with his appointment, we and Mr. Mahatme entered into an offer letter dated October 29, 2012 providing for Mr. Mahatme’s at-will employment. Under the terms of his offer letter, Mr. Mahatme was entitled to an initial annual base salary of $425,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Mahatme is also eligible for a target annual bonus of up to 40% of his annual base salary based upon Mr. Mahatme’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. The maximum annual bonus Mr. Mahatme is eligible to receive is 60% of his annual base salary.

Mr. Mahatme’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2016 salary, bonus and other compensation, see the disclosure provided above under “2016 Named Executive Officer Compensation.”

David Tyronne Howton, Jr. — Senior Vice President, General Counsel and Corporate Secretary

David Tyronne Howton, Jr. was hired as our Senior Vice President, General Counsel on an at-will employment basis pursuant to an offer letter dated October 23, 2012. Under the terms of his offer letter, Mr. Howton was entitled to an initial annual base salary of $375,000 and eligible for an initial target annual bonus of 35% of his annual base salary based upon Mr. Howton’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Howton is eligible to receive a maximum potential annual bonus of 150% of his target bonus.

Mr. Howton’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2016 salary, bonus and other compensation, see the disclosure provided above under “2016 Named Executive Officer Compensation.”

Alexander “Bo” Cumbo – Senior Vice President, Global Commercial Development

Alexander “Bo” Cumbo was hired as our Vice President, Business Development on an at-will employment basis pursuant to an offer letter dated December 3, 2012. Under the terms of his offer letter, Mr. Cumbo was entitled to an initial annual base salary of $275,000 and eligible for an initial target annual bonus of 30% of his annual base salary based upon Mr. Cumbo’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

Mr. Cumbo’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2016 salary, bonus and other compensation, see the disclosure provided above under “2016 Named Executive Officer Compensation.”

Shamim Ruff – Senior Vice President, Regulatory Affairs and Quality

Shamim Ruff was hired as our Vice President, Regulatory Affairs and Quality on an at-will employment basis pursuant to an offer letter dated November 30, 2012. Under the terms of her offer letter, Ms. Ruff was entitled to an initial annual base salary of $330,000 and eligible for an initial target annual bonus of 30% of her annual base salary based upon Ms. Ruff’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

Ms. Ruff’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of her 2016 salary, bonus and other compensation, see the disclosure provided above under “2016 Named Executive Officer Compensation.”

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

Change in Control and Severance Agreements

We are a party to our standard Senior Vice President Change in Control and Severance Agreement with each of our named executive officers (the “Severance Agreements”). Under the Severance Agreements, if the named executive officer experiences a “Constructive Termination” or termination by the Company other than for “Cause” (as each term is defined below) during the 12-month period following a “Change in Control” (as defined in the Severance Agreements), and if the named executive officer delivers to the Company a general release of claims that becomes effective and irrevocable within 60 days following such covered termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company will provide the named executive officer with the following:

•

cash payment equal to 18 months of his or her base salary at the rate in effect immediately prior to executive’s termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•

cash payment equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•	accelerated vesting on 100% of his or her outstanding and unvested equity awards; and
•

if the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse the executive for, the premium for the executive and his or her covered dependents through the earlier of: (i) the eighteen month anniversary of the date of his or her termination of employment and (ii) the date the executive and his or her covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, the executive may, if eligible, elect to continue healthcare coverage at his or her expense in accordance with the provisions of COBRA.

As defined in the Severance Agreements, “Constructive Termination” means the executive’s resignation from employment with the Company within 90 days after the occurrence of one or more of the following conditions without his or her consent: (i) a material diminution in his or her authority, duties, or responsibilities; (ii) a material diminution in his or her base salary, other than a diminution ratably applied to other senior executives of the Company; (iii) a material change in the geographic location at which the executive must perform his or her services (which shall in no event include a relocation of his or her office which results in an increased commuting distance from his or her home to the office of less than 30 miles); or (iv) any other action or inaction that constitutes a material breach of any written agreement or covenant between the executive and the Company by the Company; and which, in the case of any of the foregoing, continues uncured by the Company beyond 30 days after the executive has provided the Company written notice that he believes in good faith that such condition giving rise to such claim of Constructive Termination has occurred. Any such notice shall be provided to the Company within 30 days following the initial occurrence of the condition or event giving rise to Constructive Termination. As defined in the Severance Agreements, “Cause” means: (i) an act of dishonesty made by the executive in connection with his or her responsibilities as an employee; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the executive’s gross misconduct; (iv) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company; (v) the executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the executive’s continued failure to perform his or her employment duties after the executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that the executive has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

If the severance and other benefits provided in the Severance Agreements, or otherwise payable to a named executive officer, would be subject to the golden parachute excise tax, then, such named executive officer’s severance and/or other benefits will either be delivered in full, or delivered as to such lesser extent which would result in no portion of the severance and/or other benefits being subject to such excise tax, whichever result is better for the named executive officer on an after-tax basis.

Severance Letters

On April 27, 2017, we became a party to a letter agreement with each of Messrs. Mahatme, Cumbo and Howton, and Ms. Ruff (the “Severance Letters”). Under the Severance Letters, if, during the “Termination Period,” the named executive officer is terminated without “Cause” or resigns for “Good Reason” (as each term is defined below) on or following the Company’s hiring of a new Chief Executive Officer who is not currently employed by the Company (or in connection with, or otherwise relating to such hire), then in addition to any accrued benefits (as set forth in the Severance Letters), the Company will provide the named executive officer with the following, subject to his or her execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to (i) in the case of such termination between August 1, 2017 and May 31, 2018, 1.5 times the sum of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over the eighteen-month period following his or her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component; or (ii) in the case of such termination between June 1, 2018 and January 31, 2019, 1.0 times the sum of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over a twelve-month period following his or her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component (such eighteen-month or twelve month period, the “severance period”).

•

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to the named executive officer’s co-payment of the applicable active employee rate, paid until the end of the applicable severance period or, if earlier, the date the named executive officer becomes eligible for group health insurance coverage through a new employer.

•

Vesting of each outstanding equity award granted to the named executive officer, as follows: (i) continued vesting during the applicable severance period for his or her unvested equity awards which, as of the date of the named executive officer’s termination, have no performance requirements or have performance requirements and/or milestones that have been satisfied; (ii) accelerated vesting of the portion of his or her unvested restricted stock awards that would have otherwise vested during the applicable severance period; (iii) except for the September 2016 performance-based restricted stock award subject to a revenue milestone target through June 30, 2018 (the “September 2016 RSA”), accelerated vesting of equity awards with performance requirements and/or milestones that were not satisfied as of the date of the named executive officer’s termination, if such performance requirements and/or milestones are actually achieved during the first six months following the named executive officer’s termination, without regard to any further time-based vesting requirement; and (iv) accelerated vesting of the named executive officer’s September 2016 RSA on the date of the actual achievement of the performance milestone by June 30, 2018, without regard to any further time-based besting requirement.  Equity awards that are not vested by the dates set forth above are forfeited and cancelled in their entirety.

The Severance Letters also provide the named executive officers with the right to exercise their options for a period of no less than 90 days from the end of the applicable severance period (but not beyond the option term) and the right to payment of other equity awards that vest during the applicable severance period, payable within 30 days following the end of the last vesting date.

The Severance Letters also require the named executive officers not to compete, directly or indirectly, with us while employed by us and for a period of one year thereafter plus any additional period during which the named executive officer receives severance payments, continuation coverage payments or continued vesting. In addition, the Severance Letters require the named executive officers not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity.

The severance rights of the named executive officers during the 12-month period of time commencing upon a change in control are governed by their existing change in control agreements with the Company and not by the Severance Letters.  See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Terms as used and defined in the Severance Letters:

•	“Termination Period” means the period starting August 1, 2017 and ending on January 31, 2019.
•

“Cause” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) his or her substantial and repeated failure to attempt in good faith to perform his or her duties or follow the reasonable and legal written direction of the Chief Executive Officer or the Board; (ii) his or her willful material misconduct with respect to any material aspect of the business of the Company; (iii) the indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his or her performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; (v) the triggering of disclosures under the federal securities law arising out of certain acts or omissions of the named executive officer; or (vi) a material breach of the Severance Letter or a material violation of the Company’s code of conduct or other written material policy.

•

“Good Reason” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) material diminution in his or her base salary at the rate or his or her bonus target at the percentage, in each case, in effect immediately prior to the reduction or the failure to pay him or her any salary or any earned and due bonus or incentive payments; (ii) material diminution in his or her duties, authorities or responsibilities; or (iii) a relocation of his or her work location by more than 50 miles.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The compensation committee has reviewed and discussed with management the section captioned “Compensation Discussion and Analysis”. Based on our review and discussion, the compensation committee has recommended to the Board, and the Board has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K for the year ended December 31, 2016 and this proxy statement for our 2017 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Claude Nicaise, M.D. (Chairman)

Richard Barry

Jean-Paul Kress, M.D.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to the Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. We are not aware of any related party transactions since the beginning of our last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2016, our directors, Section 16 officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with the following exception: a late Form 4 filing on September 30, 2016 disclosing the exercise of non-qualifying stock options and the sale of the shares underlying such options pursuant to a Rule 10b5-1 plan adopted by Ms. Shamim Ruff.

Compensation Committee Interlocks and Insider Participation

During 2016, prior to our 2016 annual meeting, Mr. Goolsbee (Chairman), Dr. Nicaise and Dr. Price served on our compensation committee and after our 2016 annual meeting Dr. Nicaise (Chairman), Mr. Barry and Dr. Kress have served on our compensation committee. During 2016, no member of our compensation committee was an officer or employee or was formerly an officer of the Company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the Board or the compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2016 will be available to the stockholders of record as of the Record Date together with this proxy statement at www.edocumentview.com/SRPT.

An additional copy of our Annual Report may be obtained from our website, www.sarepta.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or by telephone to (617) 274-4000. Copies of exhibits to our Annual Report are available for a reasonable fee.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote your shares, at your earliest convenience, on the Internet or by telephone following the instructions on the Notice, or by mail (if you received proxy materials by mail).

By Order of the Board of Directors,

Cambridge, MA April 27, 2017

David Tyronne Howton, Jr.

Senior Vice President, General Counsel and Corporate Secretary

SAREPTA THERAPEUTICD IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 5, 2017. Vote by Internet • Go to www.envisionreports.com/SRPT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed, “FOR” Proposals 2 and 4, and the “1 YEAR” option in Proposal 3. 1. ELECTION OF DIRECTORS. Elect, as a Group II directors to hold office until the 2019 annual meeting of stockholders, or until their successors are earlier elected: For Against Abstain For Against Abstain For Against Abstain 01 - Richard J. Barry 02 - M. Kathleen Behrens, Ph.D. 03 - Claude Nicaise, M.D. For Against Abstain 2. ADVISORY VOTE TO APPROVE, ON A NON-BINDING BASIS, NAMED EXECUTIVE OFFICER COMPENSATION 3. ADVISORY VOTE ON WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS 1 Year 2 Years 3 Years Abstain 4. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017 B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 02KWWC

Important notice regarding the Internet availability of proxy materials for the 2017 Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual Report to Stockholders are available at: http://www.envisionreports.com/SRPT qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q SAREPTA THERAPEUTICS Proxy — SAREPTA THERAPEUTICS, INC. 2017 Annual Meeting of Stockholders – June 6, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Sandesh Mahatme and David Tyronne Howton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sarepta Therapeutics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders of the company to be held June 6, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 4 AND THE “1 YEAR” OPTION IN ITEM 3. (Continued and to be marked, dated and signed, on the other side)